UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(No. ___)

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ENERGY FUELS INC.
(Name of Registrant as specified in its charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement), if other than Registrant)

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ENERGY FUELS INC.

MANAGEMENT INFORMATION CIRCULAR

April 9, 2019

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY MAY 29, 2019

LETTER FROM THE INDEPENDENT CHAIR

DEAR FELLOW SHAREHOLDERS,

On behalf of Energy Fuels’ Board of Directors, I am pleased to invite you to the 2019 annual meeting of shareholders, to be held on May 29, 2019 in Lakewood, Colorado in the Denver Metro Area.

Our Management Proxy Circular, which you will find starting on page 3, offers useful information regarding this year’s items of business, including details on how to participate and cast your vote.

As a leading U.S. uranium miner and producer, we are proud to serve a company that is at the forefront of one of the cleanest forms of readily-available energy on the market today. We continue to have a strong relationship with the Corporation’s seasoned management team, who together have the knowledge and experience to bring responsible U.S. uranium production to the world, while simultaneously driving shareholder value.

STRATEGY

Over the years, Energy Fuels has consolidated some of the best properties in the U.S. uranium mining space, becoming a leader in U.S. uranium production thanks to thoughtful strategies designed to boost future production scalability, reduce production costs, and increase resource holdings. Energy Fuels is a key supplier of U.S.-sourced uranium to major nuclear utilities worldwide, as well as the only uranium company with both conventional and in-situ recovery (“ISR”) uranium production in America. But, we’re so much more. We produce vanadium, we recycle uranium alternate feed materials, and we demonstrate our commitment to environmental protection every day, through our extensive environmental monitoring and safety programs. We’re a company that cares, and it shows in everything we do.

As a Board, we strive to achieve the highest levels of accountability and sound corporate governance practices in our management team by providing key oversight functions. It is our primary responsibility, as Directors, to foster the long-term success of the Corporation consistent with our fiduciary duties. As part of such duties, we strive to maximize shareholder value. This is the foundational pillar to everything we do.

2018 SUCCESSES

We are proud to share with you some of Energy Fuels’ key successes in 2018, which our management team played a fundamental role in bringing about:

•	Energy Fuels’ shares increased in value by 56%, more than doubling the annual shareholder return of the next best performer among comparable uranium companies;
•	the Corporation was added to the Russell 3000 Index;
•	the Corporation was able to meet its liquidity and working capital performance goals, finishing the year with over $50 million in working capital;
•

the Corporation repaid all of its outstanding Wyoming debt earlier than term in the amount of approximately $8.3 million, thereby eliminating annual principal and interest payments of approximately $4.0 million per year over the next 2+ years;

•

the Corporation completed its transaction with Excalibur Industries to extinguish royalties on its Nichols Ranch Property, thereby reducing its cost of production per pound, and acquired royalties on nearby operating and permitted ISR uranium projects owned by Cameco Corporation;

i

•

Energy Fuels announced it completed the sale of its Reno Creek property to Uranium Energy Corp. (“UEC”), which resulted in an inflow to the Corporation of $2.94 million in cash and $2.45 million in UEC shares. The Corporation subsequently sold the acquired UEC shares for a total sales price in excess of the closing price;

•

the Corporation commenced a vanadium test-mining program at its La Sal Mine Complex of uranium and vanadium mines. Initial results have been very encouraging and suggest a new paradigm for uranium and vanadium mining on the Colorado Plateau;

•	the Corporation commenced a first in the history of our White Mesa Mill, a vanadium pond return campaign that started producing a high-purity vanadium product in the first months of 2019;
•

Energy Fuels and Ur-Energy filed a Petition for Relief under Section 232 of the Trade Expansion Act of 1962 from imports of uranium products that threaten national security with the U.S. Department of Commerce. If successful, the imposition of the relief requested in the petition has the potential to completely change the trajectory of the future of the Corporation; and

•	During the course of the year, the Corporation reduced the number of its senior executive officers from five to three, thereby reducing overhead costs.

SOUND GOVERNANCE

Sound corporate governance is key to a corporation’s success, and we are confident in saying that all aspects of the Board and Management’s respective duties have been carefully crafted, continually re-evaluated and adjusted, and allocated and implemented to the best of our ability to ensure we are dedicated at all times to the corporate governance pillars of:

•	Majority Director Independence;
•	Strong Board Composition and Increased Diversity;
•	Ethical Business Conduct;
•	Proper Trading Practices; and
•	Financial, Mining and Environmental Sustainability Expertise.

CLEAN ENERGY AND A COMMITMENT TO SAFETY

At Energy Fuels, we not only provide clean and affordable energy, we do so in an environmentally responsible manner. We are good neighbors in the communities in which we operate, an accountable partner to shareholders, and conscientious stewards of the planet. We take the environmental impact of uranium mining seriously, and we’re committed to minimizing impacts through a commitment to high standards, meeting or exceeding regulatory requirements, recycling uranium alternate feed materials, and continuing our efforts to participate in U.S. Environmental Protection Agency-led programs to clean up Cold War era abandoned uranium mines.

At home, we operate our facilities in a manner that puts the safety of our workers, contractors, communities, environment, and principals of sustainable development above all else. Whenever issues of safety conflict with other corporate objectives, safety shall be the first consideration. We work hard every day to ensure our operations minimize potential impacts to the environment, including water, air, soil, wildlife, and cultural resources.

Energy Fuels also works hard to develop relationships with the local communities in which we operate to address concerns and build support among our stakeholders. While local communities will realize the benefits of our operations through jobs, tax revenues, and economic development, they will also bear some of the burdens associated with such development. Through our culture of safety, environmental stewardship, and strict adherence to all federal, state and local laws and regulations, we are constantly working on being good corporate citizens and valuable members of the communities in which we operate.

A crucial aspect of the Board of Directors is its Committee on Environment, Health and Safety (the “EHS Committee”), which oversees the Corporation’s Environment, Health and Safety Policy, under which the Corporation is committed to the following principles:

•	building and operating its facilities in compliance with and meeting or exceeding all applicable laws and regulations of the jurisdictions in which it operates;
•	adopting and adhering to standards that are protective of both human health and the environment at all of its facilities;
•	considering environmental and social issues which may impact its stakeholders, including minority groups, local landholders and the communities in which it operates;
•	encouraging the ongoing development of sound programs of sustainability in the communities in which it operates; and
•	keeping radiation health and safety hazards and environmental risks as low as reasonably achievable.

The Chair of the EHS Committee is Energy Fuels’ newest Director, Ms. Barbara Filas. The Board is extremely pleased to have her in this key leadership position, where she oversees the Corporation’s commitment to these principles in all aspects of its operations.

It is in light of these continued efforts and successes that we urge you to take the time to participate in this year’s Proxy vote, where your input as a shareholder is greatly valued. The Board and I thank you for your continued support of Energy Fuels.

Sincerely,

/s/ J. Birks Bovaird

J. Birks Bovaird, Chair

ENERGY FUELS INC. NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY, MAY 29, 2019

TO THE HOLDERS OF COMMON SHARES:

Notice is hereby given that an annual meeting (the “Meeting”) of the holders of common shares of Energy Fuels Inc. (the “Corporation”) will be held at the Corporation’s offices at 225 Union Blvd., Suite 600, Lakewood Colorado, USA, 80228 on Wednesday, May 29, 2019 at 10:00 a.m. (Denver time) for the following purposes:

1.	to elect directors of the Corporation; and

2.	to appoint the auditors of the Corporation and to authorize the directors to fix the remuneration of the auditors.

The accompanying Management Information Circular (the “Circular”) provides additional information relating to the matters to be dealt with at the Meeting and forms part of this Notice.

The Corporation has elected to use the notice-and-access provisions under National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer (the “Notice-and-Access Provisions”) and the applicable rules of the United States Securities and Exchange Commission (the “SEC”) for the Meeting. The Notice-and-Access Provisions are a set of rules developed by the Canadian Securities Administrators that reduce the volume of materials that must be physically mailed to shareholders by allowing the Corporation to post the Circular and any additional materials online. Shareholders will still receive this Notice of Meeting and a form of proxy and may choose to receive a paper copy of (i) the Circular; (ii) the Corporation’s Annual Report on Form 10-K, together with any document, or the pertinent pages of any document, incorporated therein by reference, and/or (iii) the Corporation’s audited financial statements for the most recently completed financial year, together with the report of the auditor thereon, and any interim financial statements of the Corporation subsequent to the financial statements for the Corporation’s most recently completed financial year. The Corporation will not use the procedure known as 'stratification' in relation to the use of Notice-and-Access Provisions. Stratification occurs when a reporting issuer using the Notice-and-Access Provisions provides a paper copy of the Circular to some shareholders with this notice package. In relation to the Meeting, all shareholders will receive the required documentation under the Notice-and-Access Provisions, which will not include a paper copy of the Circular.

Please review the Circular carefully and in full prior to voting, as the Circular has been prepared to help you make an informed decision on the matters to be acted upon. The Circular is available on the website of the Corporation’s transfer agent, AST Trust Company (Canada) at www.meetingdocuments.com/astca/EFR, and under the Corporation’s SEDAR profile at www.sedar.com and on EDGAR at www.sec.gov. Any shareholder who wishes to receive a paper copy of the Circular, should contact AST Trust Company (Canada) at 1-888-433-6443 or fulfilment@astfinancial.com. Shareholders may also use the toll-free number noted above to obtain additional information about the Notice-and-Access Provisions.

Shareholders who cannot attend the Meeting in person may vote by proxy. Instructions on how to complete and return the proxy are provided with the proxy form and are described in the Circular. To be valid, proxies must be received by AST Trust Company (Canada) by mail at P. O. Box 721, Agincourt, Ontario, Canada, M1S 0A1 or by fax to 1-866-781-3111 (toll-free) or 416-368-2502 or by email to proxyvote@astfinancial.com, or by telephone to 1-888-489-5760, no later than 10:00 a.m. (Toronto time) on May 27, 2019, or if the Meeting is adjourned, no later than 10:00 a.m. (Toronto time) on the second business day preceding the day to which the Meeting is adjourned.

Dated at Lakewood, Colorado, USA this 9th day of April 2019.

BY ORDER OF THE BOARD

/s/ Mark S. Chalmers
President and Chief Executive Officer

MANAGEMENT INFORMATION CIRCULAR OF ENERGY FUELS INC.
(the “Circular”)

Incentive Plan Awards – Value Vested or Earned During the 12-Month Period Ended December 31, 2018	43
Share Ownership Requirement	44

Securities Authorized For Issuance under Equity Compensation Plans	44

2018 Amended and Restated Omnibus Equity Incentive Compensation Plan	45

Summary of Equity Incentive Plan	45
Amending the Equity Incentive Plan	48

Uranerz Replacement Options	48

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	48

INTEREST OF MANAGEMENT & OTHERS IN MATERIAL TRANSACTIONS	49

AUDIT COMMITTEE DISCLOSURE	51
Audit Committee Report	53

CORPORATE GOVERNANCE DISCLOSURE	54
Board Mandate	55
Position Descriptions	54
Succession Plan	55
Orientation and Continuing Education	57
Ethical Business Conduct	57
Nomination of Directors	57
Age and Term Limits	59
Board Diversity	58
Majority Voting Policy	60
Compensation Committee	59
Environment, Health and Safety Committee	61
Assessments	60

MANAGEMENT INFORMATION CIRCULAR

The information contained in this management information circular (“Circular”) is furnished in connection with the solicitation of proxies to be used at the annual meeting of shareholders of Energy Fuels Inc. (the “Corporation”) to be held at the Corporation’s offices at 225 Union Blvd., Suite 600, Lakewood Colorado, USA, 80228 on Wednesday, May 29, 2019 at 10:00 a.m. (Denver time) (the “Meeting”), and at all adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. It is expected that the solicitation will be made primarily by mail, but proxies may also be solicited personally by directors, officers or regular employees of the Corporation. The solicitation of proxies by this Circular is being made by or on behalf of the management of the Corporation. The total cost of the solicitation will be borne by the Corporation.

Except as otherwise indicated, information in this Circular is given as of April 9, 2019.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the form of proxy accompanying this Circular are officers and/or directors of the Corporation. A shareholder of the Corporation has the right to appoint a person other than the persons specified in such form of proxy and who need not be a shareholder of the Corporation to attend and act for the shareholder and on the shareholder’s behalf at the Meeting. Such right may be exercised by striking out the names of the persons specified in the proxy, inserting the name of the person to be appointed in the blank space provided in the proxy, signing the proxy and returning it in the reply envelope in the manner set forth in the accompanying Notice of Meeting.

A shareholder of the Corporation who has given a proxy may revoke it by an instrument in writing, including another completed form of proxy, executed by the shareholder or the shareholder’s attorney authorized in writing, deposited at the registered office of the Corporation, or at the offices of AST Trust Company (Canada) by mail to P.O. Box 721, Agincourt, Ontario, Canada, M1S 0A1 or by fax to 1-866-781-3111 (toll-free) or 416-368-2502 or by email to proxyvote@astfinancial.com, or by telephone to 1-888-489-5760, up to 10:00 a.m. (Toronto time) on the second business day preceding the date of the Meeting, or any adjournment thereof.

VOTING OF SHARES REPRESENTED BY MANAGEMENT PROXIES

The persons named in the enclosed form of proxy will vote the common shares in respect of which they are appointed by proxy on any ballot that may be called for in accordance with the instructions thereon. If a shareholder of the Corporation specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such instructions, such shares will be voted in favour of each of the matters referred to herein.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters, if any, which may properly come before the Meeting. At the date of this Circular, the management of the Corporation knows of no such amendments, variations, or other matters to come before the Meeting. However, if any other matters which are not now known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgement of the named proxy holder.

VOTING BY NON-REGISTERED SHAREHOLDERS

Only registered shareholders or the persons they appoint as their proxies are permitted to vote at the Meeting. However, in many cases, common shares owned by a person (a “non-registered owner”) are registered either (a) in the name of an intermediary (an “Intermediary”) that the non-registered owner deals with in respect of the common shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered registered savings plans, registered retirement income funds, registered education savings plans and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited in Canada (“CDS”), or The Depository Trust Company in the United States) of which the Intermediary is a participant.

In accordance with applicable laws, non-registered owners who have advised their Intermediary that they do not object to the Intermediary providing their ownership information to issuers whose securities they beneficially own (“Non-Objecting Beneficial Owners,” or “NOBOs”) will receive by mail: (i) a voting information form which is not signed by the Intermediary and which, when properly completed and signed by the non-registered holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “Voting Instruction Form”); (ii) a letter from the Corporation with respect to the notice and access procedure; and (iii) the request for financial statements form (collectively, the “Notice and Access Package”). The Circular and the Notice of Meeting may be found at and downloaded from www.meetingdocuments.com/astca/EFR.

NOBOs who have standing instructions with the Intermediary for physical copies of the Circular will receive by mail the Notice and Access Package, the Circular and the Notice of Meeting.

Intermediaries are required to forward the Notice and Access Package to non-registered owners who have advised their Intermediary that they object to the Intermediary providing their ownership information (“Objecting Beneficial Owners,” or “OBOs”) unless an OBO has waived the right to receive them. Often, Intermediaries will use service companies to forward proxy-related materials to OBOs. Generally, OBOs who have not waived the right to receive proxy-related materials will either:

(a)

be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile stamped signature), which is restricted as to the number and class of securities beneficially owned by the OBO but which is not otherwise completed. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the non-registered owner when submitting the proxy. In this case, the OBO who wishes to vote by proxy should otherwise properly complete the form of proxy and deliver it as specified; or

(b)

be given a Voting Instruction Form which the Intermediary must follow. The OBO should properly complete and sign the Voting Instruction Form and submit it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit non-registered owners to direct the voting of the common shares they beneficially own. Should a non-registered owner who receives either form of proxy wish to vote at the Meeting in person if a ballot is called, the non-registered owner should strike out the persons named in the form of proxy and insert the non-registered owner’s name in the blank space provided. Non-registered owners should carefully follow the instructions of their Intermediary including those regarding when and where the form of proxy or Voting Instruction Form is to be delivered.

Management of the Corporation does not intend to pay for Intermediaries to forward the Notice and Access Package to OBOs. An OBO will not receive the Notice and Access Package unless the Intermediary assumes the cost of delivery.

BROKER NON-VOTES

In the United States, brokers and other intermediaries holding shares in street name for their customers are generally required to vote the shares in the manner directed by their customers. If their customers do not give any direction, brokers may vote the securities at their discretion on routine matters, but not on non-routine matters. Other than the proposal for the appointment of KPMG LLP as our auditors for the fiscal year ended December 31, 2019, all of the other matters to be voted on at the Meeting are non-routine matters and brokers may not vote the securities held in street name for their customers in relation to these items of business without direction from their customers.

The absence of a vote on a non-routine matter is referred to as a broker non-vote. Any securities represented at the Meeting but not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors or any other matter to be voted on at the Meeting, except to the extent that the failure to vote for an individual nominee results in another individual receiving a larger proportion of votes cast for the election of directors. For purposes of the Corporation’s majority voting policy, a broker non-vote is not considered to be a vote withheld.

DISTRIBUTION OF MEETING MATERIALS TO NON-OBJECTING BENEFICIAL OWNERS

The Notice and Access Package is being sent to both registered and non-registered owners of the securities using notice and access pursuant to applicable laws. Electronic copies of the Circular and the Notice of Meeting may be found and downloaded from www.meetingdocuments.com/astca/EFR. If you are a NOBO, and the Corporation or its agent has sent the Notice and Access Package directly to you, your name, address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the Intermediary holding on your behalf.

The Corporation (and not the Intermediary holding on your behalf) has assumed responsibility for (i) delivering the Notice and Access Package to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The authorized capital of the Corporation consists of an unlimited number of common shares (“Common Shares”), an unlimited number of preferred shares issuable in series, and an unlimited number of Series A preferred shares. On November 5, 2013, the Corporation consolidated the then outstanding common shares on the basis of one post-consolidation share for every fifty pre-consolidation shares (the “Consolidation”). All share information in this Circular for periods prior to Consolidation have been adjusted to give effect to the Consolidation. No fractional common shares were issued pursuant to the Consolidation. As of April 9, 2019, the Corporation had issued and outstanding 93,417,446 Common Shares and no preferred shares.

The Corporation will make a list of all persons who are registered holders of Common Shares as of the close of business on April 8, 2019 (the “Record Date”) and the number of Common Shares registered in the name of each person on that date. Each shareholder as of the Record Date is entitled to one vote for each Common Share registered in his or her name as it appears on the list on all matters which come before the Meeting.

To the knowledge of the directors and senior officers of the Corporation, as of April 9, 2019, no person beneficially owns or exercises control or direction over securities carrying more than 10% of the voting rights attached to any class of outstanding voting securities of the Corporation entitled to be voted at the Meeting. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters,” below.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE MEETING

Proposal 1 - Election of Directors

The board of directors of the Corporation (the "Board") may consist of a minimum of three and a maximum of fifteen directors, who are elected annually. The Board is currently composed of eight directors, and management is proposing that seven directors be elected at the Meeting. Mr. Paul A. Carroll will not be standing for re-election at the Meeting.

The Corporation has adopted an advance notice requirement in its by-laws for nominations of directors by shareholders. Among other things, the advance notice requirement fixes a deadline by which shareholders must submit to the Corporation a notice of director nominations prior to any annual or special meeting of shareholders at which directors are to be elected and sets forth the information that a shareholder must include in the notice for it to be valid. As of the date hereof, the Corporation has not received notice of any director nominations in connection with the Meeting. As the date to receive notice for a director nomination has passed, no director nominations may be made other than those set out in this Circular.

Shareholders will vote for the election of each individual director separately. The Corporation has adopted a majority voting policy for the election of directors whereby, in an uncontested election, any nominee who receives a greater number of shares withheld from voting than shares voted in favour of his or her election is expected to tender his or her resignation to the Board, to take effect upon acceptance by the Board. The Board will, within 90 days of the Meeting, determine whether to accept any such offer to resign and such resignation will be accepted other than in extraordinary circumstances.

The following table provides the names of and information for the nominees for election as directors of the Corporation (the “Nominees”). The persons named in the enclosed form of proxy intend to vote for the election of each of the Nominees. Management does not contemplate that any of the Nominees will be unable to serve as a director. All directors so elected will hold office until the next annual meeting of shareholders or until their successors are elected or appointed, unless their office is vacated earlier in accordance with the by-laws of the Corporation or the provisions of the Business Corporations Act (Ontario). Unless otherwise indicated, the address of each director in the table set forth below is: care of Energy Fuels Inc., 225 Union Blvd., Suite 600, Lakewood, Colorado, USA 80228.

Name and Municipality of Residence	Office Held	Director Since(1)	Principal Occupation, if different than Office Held	Age
J. Birks Bovaird(2)(3) Toronto, Ontario, Canada	Chair and Director	2006	Consultant, providing advisory services to natural resource companies	71
Mark S. Chalmers(4) Arvada, Colorado, USA	President, Chief Executive Officer and Director	2018	Same	61
Benjamin Eshleman III(3)(5) Corpus Christi, Texas, USA	Director	2017	Self-employed businessman; President and Chief Executive Officer of Mesteña, LLC	63
Barbara A. Filas(4) Grand Junction, Colorado, USA	Director	2018	Professor of Practice, Mining Engineering Department, Colorado School of Mines; Partner, Filas Engineering and Environmental Services LLC	63
Bruce D. Hansen(2)(5) Golden, Colorado, USA	Director	2007	Chief Executive Officer of General Moly Inc.	61
Dennis L. Higgs(4) Vancouver, British Columbia, Canada	Director	2015	Chairman and Director, Nevada Exploration Inc.	61
Robert W. Kirkwood(3)(5) Casper, Wyoming, USA	Director	2017	Co-owner and Managing Member, Kirkwood Oil & Gas, LLC	60

Notes:

(1)

Directors are elected annually and hold office until a successor is elected at a subsequent annual meeting of the Corporation, unless a director’s office is earlier vacated in accordance with the by-laws of the Corporation or the provisions of the Business Corporations Act (Ontario).

(2)	Member of the Audit Committee.
(3)	Member of the Governance and Nominating Committee.
(4)	Member of the Environment, Health and Safety Committee.
(5)	Member of the Compensation Committee.

Information about each Nominee, including present principal occupation, business or employment and the principal occupations, businesses or employments within the five preceding years, is set out below.

J. Birks Bovaird

For a majority of his career, Mr. Bovaird’s focus has been the provision and implementation of corporate financial consulting and strategic planning services. He was previously the Vice President of Corporate Finance for one of Canada’s major accounting firms. He is Chairman of GTA Financecorp Inc., a reporting issuer in good standing, currently not listed, as well as a member of the audit and compensation committees. He is an independent director of Noble Mineral Exploration Inc. where he is a member of the audit committee and chair of the compensation committee. He also serves as an independent director and member of the audit committee of Interactive Capital Partners Corporation which is a reporting issuer whose common shares are not currently trading. Additionally, he acts as Chairman of the Board of Buccaneer Gold Corp., a reporting issuer in good standing, not listed. Mr. Bovaird has previously been involved with numerous public resource companies, both as a member of management and as a director. He is a graduate of the Canadian Director Education Program and holds an ICD.D designation.

Mark S. Chalmers

Mr. Chalmers is currently the President and Chief Executive Officer of the Corporation, a position he has held since February 1, 2018. From July 1, 2017 to January 31, 2018, Mr. Chalmers was President and Chief Operating Officer of the Corporation and, from July 1, 2016 to July 1, 2017 was Chief Operating Officer of the Corporation. From 2011 to 2015, Mr. Chalmers served as Executive General Manager of Production for Paladin Energy Ltd., a uranium producer with assets in Australia and Africa, including the Langer Heinrich and Kayelekera mines where, as head of operations, he oversaw sustained, significant increases in production while reducing operating costs. He also possesses extensive experience in in situ recovery (“ISR”) uranium production, including management of the Beverley Uranium Mine owned by General Atomics (Australia), and the Highland mine owned by Cameco Corporation (USA). Mr. Chalmers has also consulted to several of the largest players in the uranium supply sector, including BHP Billiton, Rio Tinto, and Marubeni, and until recently served as the Chair of the Australian Uranium Council, a position he held for 10 years. Mr. Chalmers is a registered professional engineer and holds a Bachelor of Science in Mining Engineering from the University of Arizona.

Benjamin Eshleman III

Mr. Eshleman is currently the President and Chief Executive Officer of Mesteña, LLC, a privately held energy company headquartered in Corpus Christi, Texas. As President and Chief Executive Officer, he is responsible for the oil, gas, and uranium leasing activities under 200,000 mineral acres located in South Texas. Mesteña built, operated, and mined several million pounds of uranium through its Alta Mesa plant in the mid-2000s. Mr. Eshleman also sits on the board of the Texas and Southwestern Cattle Raisers Association, a well-known business association advocating land owner rights. Mr. Eshleman is a 1979 graduate of Menlo College, with a Bachelor of Science in Business Administration.

Barbara A. Filas

Ms. Filas currently serves as the Nominations Chair and Chair of the Board of Governors for the National Mining Hall of Fame and Museum in Leadville, Colorado and is a part-time Professor of Practice at the Colorado School of Mines in Golden, Colorado. From 2003 to 2009, Ms. Filas served as the President and Chief Executive of Knight Piésold and Co., a leading global mining and environmental consulting firm, where she held various roles of increasing responsibility from 1989 to 2009. From 2011 to 2013, Ms. Filas served as the President of Geovic Mining Corp., a publicly-traded mining company with an advanced cobalt, nickel and manganese exploration project in Cameroon, among other exploration ventures. From 2015 to 2016, she was a director of Moroccan Minerals Ltd., a private company that explored for copper, gold, and silver prospects in Morocco and Serbia. Ms. Filas’ operational background includes hands-on experience with operating gold and coal mines and processing facilities; executive experience in consulting, public companies, and non-profits; and technical expertise in base and precious metals, coal, uranium and industrial metals in various engineering and environmental capacities. In addition, Ms. Filas was the first female President of the Society for Mining, Metallurgy and Exploration (“SME”), the world’s largest technical mining organization. She is internationally recognized as a thought-leader on a variety of topics including mining, waste management, environmental and social responsibility, leadership, and sustainability, and she has experience in both developed and developing countries on six continents. Ms. Filas is a graduate of the University of Arizona, and a Licensed Professional Mining Engineer in Colorado and Nevada.

Bruce D. Hansen

Mr. Hansen is currently Chief Executive Officer and a director of General Moly Inc., a position he has held since 2007; in May 2017, Mr. Hansen additionally assumed the role of Chief Financial Officer of General Moly Inc. Prior to that, Mr. Hansen was Senior Vice-President, Operations Services and Development with Newmont Mining Corporation. He worked with Newmont for ten years holding increasingly senior roles, including Chief Financial Officer from 1999 to 2005. Prior to joining Newmont, Mr. Hansen spent 12 years with Santa Fe Pacific Gold, where he held increasingly senior management roles including Senior Vice President of Corporate Development and Vice President Finance and Development. Mr. Hansen is also a director and serves as the chair of the Audit Committee of ASA Gold and Precious Metals Ltd. Mr. Hansen holds a Master of Business Administration from the University of New Mexico and a Bachelor of Science Degree in Mining Engineering from the Colorado School of Mines. Mr. Hansen’s vast financial expertise attained through his years of work in such management and executive positions, and most significantly through his roles as Chief Financial Officer of Newmont Mining Corporation from 1999 to 2005 and currently of General Moly Inc., qualifies him as a financial expert on the Corporation’s Audit Committee.

Mr. Hansen’s contributions to the Board include a highly specialized knowledge of the mining industry in which the Corporation operates, a strategic approach to decision-making, and an intimate knowledge of key market conditions affecting the success of the Corporation. Such contributions come from over 35 years of experience in various technical, financial, project development and executive management roles within the mining business. His current participation on three boards in the mining industry, especially in his capacity as a financial expert, is not considered by the Corporation to be a detriment, but rather an asset, as he is involved in corporate financial decision-making in relation to mining companies on a full-time basis, rendering his extensive knowledge current and relevant. See “Director Participation on Other Boards,” below.

Dennis L. Higgs

Mr. Higgs has been involved in the financial and venture capital markets in Canada, the United States, and Europe for over thirty years. He founded his first junior exploration company in 1983 and took it public through an initial public offering in 1984. Since then, Mr. Higgs has been involved in the founding, financing, initial public listing, and building of several companies. Mr. Higgs was directly involved with the founding and initial public offering of Arizona Star Resource Corp. and the listing and financing of BioSource International Inc., both of which were the subject of take-over bids. Most recently, Mr. Higgs was one of the founding directors and subsequently Executive Chairman of Uranerz Energy Corporation before it was acquired by Energy Fuels. Mr. Higgs was Executive Chairman of the Board of Directors of Uranerz from February 1, 2006 until June 18, 2015. Mr. Higgs holds a Bachelor of Commerce degree from the University of British Columbia.

Robert W. Kirkwood

Mr. Kirkwood is a principal of the Kirkwood Companies, including Kirkwood Oil and Gas LLC, Wesco Operating, Inc., and United Nuclear LLC. Mr. Kirkwood has been with the Kirkwood Companies for over 35 years and has been involved in all aspects of oil and gas exploration and operations. From 2000 to date, the Kirkwood Companies have grown from less than 500 barrels of oil per day and 7 employees to over 3,000 barrels of oil per day and 60 employees with field offices in Ft. Washakie, Wyoming; Baggs, Wyoming; Moab, Utah; and Ely, Nevada. The Kirkwood Companies have identified, evaluated, negotiated and closed over $110,000,000 of production acquisitions in the Rocky Mountain States. Mr. Kirkwood is a 1982 graduate of the University of Wyoming, with a Bachelor of Science in Petroleum Engineering.

Director Participation on Other Boards

A number of the Corporation’s Directors and proposed Nominees sit on boards of directors of other companies. The Corporation considers this to be a benefit to the Corporation, provided there are no significant conflicts of interest and the Director or proposed Nominee is able to devote the time and attention to his or her duties on the Board and any Board committees on which he or she sits (i.e., is not “overcommitted”), because it provides the Director or proposed Nominee with a broader spectrum of experiences relating to industry-related and corporate governance matters.

Recently, a shareholder advisory firm has classified Mr. Hansen as “overcommitted,” as he sits on more than two public company boards (the Board, as well as the boards of General Moly Inc. and ASA Gold and Precious Metals Ltd.), while serving as an executive officer of a public company (President, Chief Executive Officer and Chief Financial Officer of General Moly Inc.). However, after careful evaluation of this matter the Board and management have concluded that Mr. Hansen has the necessary time and resources to fulfill his duties as a member of the Board.

In fact, Mr. Hansen is a very highly regarded member of the Board, by all of the other Board members and senior management of the Corporation.

With respect to Mr. Hansen’s other directorships, General Moly Inc. is a development company with no revenue-generating operations and a current market cap of $30 million. Because General Moly Inc.’s main office is located near the Corporation’s own headquarters in Lakewood CO, Mr. Hansen has a frequent presence at the Corporation’s office. ASA Gold and Precious Metals Ltd. is based in San Mateo, CA and is a closed-end mutual fund investing in resource company equities, with a current market cap of $300 million. Each of General Moly Inc. and ASA Gold and Precious Metals Ltd. are publicly traded companies. As these companies are not in the uranium mining industry, Mr. Hansen’s involvement with those companies does not give rise to any significant conflicts of interest relative to his duties on the Board. Further, during the past three years, Mr. Hansen has had a perfect attendance record for all meetings of the Board and the committees of the Corporation for which he is a member and the other two companies for which he is a director, which demonstrates that he has the necessary time to devote to his duties as a member of the Board.

As stated above, Mr. Hansen’s contributions to the Board include a highly specialized knowledge of the mining industry in which the Corporation operates, a strategic approach to decision-making, and an intimate knowledge of key market conditions affecting the success of the Corporation. His current participation on three boards in the mining industry, especially in his capacity as a financial expert, is not a detriment to the Board, but rather an asset, as he is involved in corporate financial decision-making in relation to mining companies on a full-time basis.

Cease Trade Orders, Bankruptcies and Legal Proceedings

We do not currently know of any legal proceedings against us involving our Nominees, executive officers or shareholders of more than 5% of our voting shares. Except as set out below, to the knowledge of the Corporation, no Nominee is, or has been in the last 10 years, (a) a director, chief executive officer or chief financial officer of a company that (i) while that person was acting in that capacity, was the subject of a cease trade order or similar order (including a management cease trade order) or an order that denied the relevant company access to any exemptions under securities legislation, for a period of more than 30 consecutive days, or (ii) after that person ceased to act in that capacity, was the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under securities legislation, for a period of more than 30 consecutive days, which resulted from an event that occurred while that person acted in such capacity, or (b) a director or executive officer of a company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (c) became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets.

Mr. Bovaird became an independent director of Interactive Capital Partners Corporation (“ICPC”) on July 3, 2014 when such corporation was already the subject of a cease trade order issued on May 8, 2012 as a result of its failure to meet timely disclosure filing obligations. Mr. Bovaird was instrumental in resuscitating ICPC and having the cease trade order revoked on April 4, 2016.

No Nominee or officer of the Corporation is a party adverse to the Corporation or any of its subsidiaries or has a material interest adverse to the Corporation or any of its subsidiaries. Unless noted above, during the past ten years, no Nominee or executive officer of the Corporation has:

(a)

filed or has had filed against such person, a petition under the U.S. federal bankruptcy laws or any state insolvency law, nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which such person was a general partner, at or within two years before the time of filing, or any corporation or business association of which such person was an executive officer, at or within two years before such filings;

(b)	been convicted or pleaded guilty or nolo contendere in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)

been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting such person’s activities in any type of business, securities, trading, commodity or banking activities;

(d)

been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any U.S. federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any type of business, securities, trading, commodity or banking activities, or to be associated with persons engaged in any such activity;

(e)

been found by a court of competent jurisdiction in a civil action or by the United States Securities and Exchange Commission (the “SEC”), or by the U.S. Commodity Futures Trading Commission to have violated a U.S. federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

(f)

been the subject of, or a party to, any U.S. federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any U.S. federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(g)

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) (15 U.S.C.78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the U.S. Commodity Exchange Act (7 U.S.C.1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Family and Certain Other Relationships

There are no family relationships among the members of the Board or the members of senior management of the Corporation. There are no arrangements or understandings with major shareholders, customers, suppliers or others, pursuant to which any member of the Board or member of senior management was selected.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s officers and directors and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and such 10% shareholders are required to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

The Corporation believes all transactions required to be reported pursuant to Section 16(a) were timely reported by the Corporation’s officers, directors and greater than 10% shareholders, except as set out below:

J. Birks Bovaird………………………………………	2 late filings; 2 late transactions
Paul A. Carroll…..……………………………………	1 late filing; 1 late transaction
Mark S. Chalmers……………………………………	1 late filing; 1 late transaction
Benjamin Eshleman III………………………………	1 late filing; 1 late transaction
David C. Frydenlund…………………………………	1 late filing; 1 late transaction
W. Paul Goranson……………………………………	1 late filing; 1 late transaction
Bruce D. Hansen……………………………………….	1 late filing; 1 late transaction
Dennis L. Higgs………………………………………	2 late filings; 2 late transactions
Curtis H. Moore………………………………………	1 late filing; 1 late transaction

Proposal 2 - Appointment of Auditors

The management of the Corporation has proposed the appointment of KPMG LLP of Denver, Colorado (“KPMG Denver”), as the auditors of the Corporation to hold office until the close of the next annual meeting of the Corporation or until a successor is appointed. It is proposed that the remuneration to be paid to the auditors be fixed by the Board of Directors through the Audit Committee.

The persons named in the form of proxy accompanying this Circular intend to vote for the reappointment of KPMG Denver as the auditors of the Corporation for the ensuing year or until their successors are appointed and to authorize the directors of the Corporation to fix the remuneration of the auditors, unless the shareholder has specified in the form of proxy that the Common Shares represented by such proxy are to be withheld from voting in respect thereof. The Corporation expects that a representative of KPMG Denver will be present at the Meeting and will be available to answer questions.

EXECUTIVE OFFICERS

As of April 9, 2019, the executive officers of the Corporation, their ages and their business experience and principal occupation during the past five years were as follows:

Name and Municipality of Residence(1)(2)	Office Held	Officer Since	Age
Mark S. Chalmers Colorado, USA	President and Chief Executive Officer(3)	2016	61
David C. Frydenlund Colorado, USA	Chief Financial Officer, General Counsel and Corporate Secretary(4)	2012	61
W. Paul Goranson Colorado, USA	Chief Operating Officer(5)	2015	57
Curtis H. Moore Colorado, USA	Vice President, Marketing and Corporate Development(6)	2015	49

Notes:

(1)	Mr. Stephen P. Antony, our former Chief Executive Officer, retired effective January 31, 2018.
(2)	Mr. Daniel G. Zang, our former Chief Financial Officer, ceased being an executive officer effective March 1, 2018.
(3)

Mr. Mark S. Chalmers was appointed President and Chief Executive Officer of the Corporation on February 1, 2018, following the retirement of Mr. Stephen P. Antony as Chief Executive Officer of the Corporation.

(4)

Mr. David C. Frydenlund became Chief Financial Officer, General Counsel and Corporate Secretary of the Corporation on March 2, 2018. Prior to that date, Mr. Frydenlund was Senior Vice President, General Counsel and Corporate Secretary of the Corporation.

(5)

Mr. W. Paul Goranson became Chief Operating Officer of the Corporation on February 14, 2018. Prior to that date, Mr. Goranson was Executive Vice President, Operations since February 1, 2017 and prior thereto was Executive Vice President, ISR Operations.

(6)	Mr. Curtis H. Moore became Vice President, Marketing and Corporate Development on June 18, 2015. Prior to that date, Mr. Moore was Director of Communications and Legal Affairs since May 2011.

Mark S. Chalmers

Mr. Chalmers is currently the President and Chief Executive Officer of the Corporation, a position he has held since February 1, 2018. From July 1, 2016 to January 31, 2018, Mr. Chalmers was President and Chief Operating Officer of the Corporation, and from July 1, 2016 to July 1, 2017 was Chief Operating Officer of the Corporation. From 2011 to 2015, Mr. Chalmers served as Executive General Manager of Production for Paladin Energy Ltd., a uranium producer with assets in Australia and Africa, including the Langer Heinrich and Kayelekera mines where, as head of operations, he oversaw sustained, significant increases in production while reducing operating costs. He also possesses extensive experience in ISR uranium production, including management of the Beverley Uranium Mine owned by General Atomics (Australia), and the Highland mine owned by Cameco Corporation (USA). Mr. Chalmers has also consulted to several of the largest players in the uranium supply sector, including BHP Billiton, Rio Tinto, and Marubeni, and until recently served as the Chair of the Australian Uranium Council, a position he held for 10 years. Mr. Chalmers is a registered professional engineer and holds a Bachelor of Science in Mining Engineering from the University of Arizona.

David C. Frydenlund

Mr. Frydenlund is the Corporation’s Chief Financial Officer, General Counsel and Corporate Secretary, a position he has held since March 2, 2018, and prior thereto was Senior Vice President, General Counsel and Corporate Secretary of the Corporation since June 2012. In addition to his responsibilities as Chief Financial Officer, Mr. Frydenlund’s responsibilities include all legal matters relating to the Corporation’s activities. His expertise extends to United States Nuclear Regulatory Commission, United States Environmental Protection Agency, State and Federal regulatory and environmental laws and regulations. From 1997 to July 2012, Mr. Frydenlund was Vice President Regulatory Affairs, Counsel, General Counsel and Corporate Secretary of Denison Mines Corp., and its predecessor International Uranium Corporation (IUC), and was also a director of IUC from 1997 to 2006 and Chief Financial Officer of IUC from 2000 to 2005. From 1996 to 1997, Mr. Frydenlund was a Vice President of the Lundin Group of international public mining and oil and gas companies, and prior thereto was a partner with the Vancouver law firm of Ladner Downs (now Borden Ladner Gervais LLP) where his practice focused on corporate, securities and international mining transactions law. Mr. Frydenlund holds a bachelor’s degree in business and economics from Simon Fraser University, a master’s degree in economics and finance from the University of Chicago and a law degree from the University of Toronto.

W. Paul Goranson

Paul Goranson is the Corporation’s Chief Operating Officer, a position he has held since February 14, 2018, and prior thereto was the Corporation’s Executive Vice President, Operations since February 1, 2017 and from June 18, 2015 to February 1, 2017 was the Corporation’s Executive Vice President, ISR Operations. Mr. Goranson has over twenty-eight years of mining, processing and regulatory experience in the uranium extraction industry that includes both conventional and ISR mining. Prior to the acquisition of Uranerz Energy Corporation by the Corporation, Mr. Goranson served as President, Chief Operating Officer and a Director for Uranerz, where he was responsible for operations of the Nichols Ranch ISR Uranium Project. Prior to his time with Uranerz, Mr. Goranson was President of Cameco Resources, a wholly-owned U.S. subsidiary of Cameco Corporation. Mr. Goranson was responsible for executing the "Double U" growth strategy for Cameco's U.S. operations, including developing production expansion projects such as the North Butte ISR uranium recovery facility and the refurbishment of the Highland Central Processing Plant. While President of Cameco Resources, Mr. Goranson's responsibilities included executive leadership for the operations at the Smith Ranch-Highland, Crow Butte and North Butte ISR uranium recovery facilities. Prior to Cameco Resources, Mr. Goranson was Vice President of Mesteña Uranium LLC (“Mesteña”) where he led the construction, start-up and operation of the Alta Mesa project. Prior to Mesteña, Mr. Goranson was the manager for radiation safety, regulatory compliance and licensing with Rio Algom Mining LLC, a division of BHP Billiton. Mr. Goranson is a registered Professional Engineer and holds a Master of Science in Environmental Engineering from Texas A&M University, Kingsville along with a Bachelor of Science in Natural Gas Engineering from Texas A&I University, Kingsville.

Curtis H. Moore

Mr. Moore is the Vice President of Marketing and Corporate Development for Energy Fuels Inc. He is in charge of product marketing for the Corporation, and is closely involved in mergers & acquisitions, investor relations, public relations, and corporate legal. He has been with the Corporation for over seven years, holding various roles of increasing responsibility. Prior to joining the Corporation, Mr. Moore worked in multi-family real estate development, government relations and public affairs, production homebuilding, and private law practice. Mr. Moore is a licensed attorney in the State of Colorado. He holds Juris Doctor and Master of Business Administration degrees from the University of Colorado at Boulder, and a Bachelor of Arts dual degree in Economics-Government from Claremont McKenna College in Claremont, California.

EXECUTIVE COMPENSATION

Compensation Governance

The Corporation's Compensation Committee is made up of three directors, being Bruce D. Hansen, Benjamin Eshleman III and Robert W. Kirkwood, each of whom is independent pursuant to Section 805(c) of the NYSE American Corporation Guide (the “Corporation Guide”) and pursuant to applicable Canadian securities laws. Each of Messrs. Hansen, Eshleman and Kirkwood has direct educational and work experience that is relevant to his responsibilities in executive compensation. The Compensation Committee has been delegated the task of reviewing and recommending to the Board, the Corporation’s compensation policies, and reviewing such policies on a periodic basis to ensure they remain current, competitive and consistent with the Corporation’s overall goals.

The Compensation Committee also has the authority and responsibility to review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluating the CEO’s performance in light of those corporate goals and objectives, and making recommendations to the Board with respect to the CEO’s compensation level (including salary, incentive compensation plans and equity-based plans) based on this evaluation, as well as making recommendations to the Board with respect to any employment, severance or change of control agreements for the CEO. The ultimate decision relating to the CEO’s compensation rests with the Board, taking into consideration the Compensation Committee’s recommendations, corporate and individual performance, and industry standards.

The Compensation Committee has also been delegated the task of reviewing and approving for executive officers, other than the CEO, all compensation (including salary, incentive compensation plans and equity-based plans) and any employment, severance or change of control agreements, although the ultimate decision relating to any stock option or other equity grants rests with the Board. The experience of Board and committee members who are also involved as management of, or board members or advisors to, other companies also factor into decisions concerning compensation.

Base salaries for a year are typically determined in January of that year. Cash bonuses and equity awards for a year are typically based on performance over the entire year and are paid or awarded in January of the following year.

In January 2018, for purposes of determining base salaries for 2018, and cash bonus and equity awards for 2017, the Corporation continued its engagement of the Harlon Group, a compensation consulting company to conduct a compensation study for employees, the executive officers, and the Board, and to provide data on equity incentive practices in the industry for the executive team and the Board. The compensation survey data utilized in the Harlon Group’s review was from a benchmark analysis of the following public companies, collectively considered to be a peer group for the Corporation, utilizing 2016 data from their respective 2017 proxy statements (the information below relating to each of the peer companies is taken from such proxy statements or other publicly available information regarding such companies):

  Alexco Resource Corp. – (TSX:AXR; NYSE American: AXU) – engaged in the discovery, development and production readiness of a silver mine in Canada;
  Aura Minerals, Inc. – (TSX:ORA) – engaged in the development and operation of gold and base metal projects in the Americas;
  Berkeley Energia Ltd. – (LSE:BKY) – engaged in bringing its wholly owned Salamanca Project located in western Spain, into production;
  Copper Mountain Mining Corp. – (TSX:CMMC; ASX:C6C) – engaged in the production, development and exploration of copper, with its 75%-owned Copper Mountain mine located in British Columbia, which produces over 90 million pounds of copper equivalent per year, as well as its permitted Eva Copper Project in Queensland, Australia;
  Denison Mines Corp. – (TSX:DML; NYSE American: DNN) – engaged in the exploration and development of uranium deposits, with interests focused in the Athabasca Basin region of northern Saskatchewan, Canada;
  Dynacor Gold Mines, Inc. – (TSX:DNG; OTC:DNGDF) – engaged in the production of gold, with a focus on production and exploration in Peru;
  Endeavour Silver Corp. – (NYSE:EXK; TSE:EDR) – a mid-tier precious metals mining company engaged in exploration and development projects to facilitate its goal to become a premier senior silver producer;
  Fission Uranium Corp. – (TSX:FCU; OTCQX:FCUUF; FSE:2FU) – engaged in exploration in the uranium sector with its PLS uranium project comprising part of the near-surface, high-grade Triple R deposit – part of the largest mineralized trend in the Athabasca Basin region of northern Saskatchewan, Canada;
  Gold Star Resources Ltd. – (NYSE MKT:GSS) – an established gold mining company engaged in gold production from two mines on the prolific Ashanti Gold Belt in Ghana;
  Great Panther Silver Ltd. – (TSX:GPR; NYSE American: GPL) – a primary silver mining and exploration company engaged in the mining of precious metals from its two wholly-owned operating mines in Mexico: the Guanajuato Mine Complex and thTopia Mine, and advancing towards the restart of its Coricancha Mine in Peru;

  UEX Corp. – (TSX:UEX) – a Canadian junior exploration, discovery and development company engaged in the uranium exploration sector and the cobalt-nickel market in the Athabasca Basin region of northern Saskatchewan, Canada;
  Polymet Mining Corp. – (NYSE American: PLM; TSX:POM) – engaged in the development of the NorthMet copper-nickel-precious metals project in northeastern Minnesota;
  Silvercorp Metals Inc. – (NYSE American: SVM; TSX:SVM) – engaged in the exploration, development, and mining of silver from properties in China, including four silver-lead-zinc mines in the Ying Mining District in Henan Province, China, the BYP gold-lead-zinc mine in Hunan Province, China, and the GC silver-lead-zinc mine in Guangdong Province;
  Peninsula Energy Ltd. – (ASX:PEN) – engaged in the exploration, development and production of uranium from projects in the United States, including the Lance Project in Wyoming, USA;
  Uranium Energy Corp. (NYSE American: UEC) – engaged in the exploration, extraction, and processing of in-situ uranium projects and titanium projects in the U.S. and Paraguay, including the Hobson processing plant and Palangana, Goliad, and Burke Hollow uranium projects in Texas, USA, the Reno Creek uranium project in Wyoming, USA, the Oviedo and Yuty uranium projects in Paraguay, and the Alto Parana titanium project in Paraguay;
  Gold Resource Corp. – (NYSE American: GORO) – engaged in the exploration and production of gold and silver in Mexico and the U.S., including its flagship El Aquila project in the State of Oaxaca and exploration projects in Nevada; and
  UR-Energy Inc. – (NYSE American: URG; TSX:URE) – engaged in the acquisition, evaluation, exploration, development, and operation of in-situ uranium projects, including the Lost Creek project and Shirley Basin property in Wyoming, USA.

This peer group (the “January 2018 Peer Group”) was chosen to be representative of the pool from which the Corporation could expect to draw its management talent at the beginning of 2018, based on factors including industry representation, market capitalization, and similar levels of operational activity. Identifying peer companies with similar levels of operational activity, even in commodities other than uranium, was considered to be especially important in light of the fact that the Corporation has three production centers, including the only operating conventional uranium mill in the United States. Potential peer companies were additionally rated based on their similarity to the Corporation in the category of primary exchange of public listing of securities (Canada, Australia, USA).

In choosing the January 2018 Peer Group, the Harlon Group presented the Compensation Committee with a comparison of the performance of a broad pool of potential peers in relation to the Corporation over the past five-year period according to revenue, capital expenditures, net income, earnings per share, and cash flow. The Compensation Committee members additionally reviewed the list of potential peers using their own expertise and criteria developed through their experiences in tracking mining industry trends and companies in other metals and uranium mining. This resulted in the adoption of the above-listed January 2018 Peer Group. The companies in the January 2018 Peer Group had market capitalizations of between 40% and 250% of the Corporation’s own market capitalization and together were deemed to be the most representative group of the Corporation’s peers in the mining industry for use by the Compensation Committee in making its determinations and recommendations to the Board for executive compensation in January 2018.1

_________________________________________
1 Companies not included in the January 2018 Peer Group, but which were previously included in the peer group used for 2017 compensation decisions include: McEwen Mining Inc., Asanko Gold Inc., Klondex Mines Ltd., Kirkland Lake Gold Ltd., Continental Gold Inc., Paladin Energy Ltd., Dundee Precious Metals Inc., Seabridge Gold, Inc., Teranga Gold Corporation, Energy Resources of Australia Ltd., NexGen Energy Ltd., Dalradian Resource Inc., and Largo Resources Ltd. These changes to the peer group were made in response to four primary goals as set out by the Compensation Committee leading into the 2018 year: 1) to stay within the Industrial Specialty Code of “Mining – Production and Development”; 2) to ensure an adequate representation of uranium companies; 3) to ensure an adequate representation of production mining companies; and 4) to take into account the Corporation’s increased market capitalization during 2017 as the primary metric, i.e., to identify companies more comparable in their performance criteria to the Corporation’s own performance.

The January 2018 Peer Group was used for compensation decisions made in January 2018, which included setting the base salaries for all named executive officers (“NEOs”) for 2018.

Cash bonuses earned in 2018 and equity awards for 2018 were determined based on management’s performance over 2018, as determined by the Compensation Committee in January 2019. As a result of a significant increase in the Corporation’s share price between January 2018 and January 2019, the Compensation Committee retained the Harlon Group to help it re-evaluate the Corporation’s peer group to be used in making the Corporation’s January 2019 compensation decisions, taking into account the increase in the Corporation’s market capitalization and other factors since January 2018, using the following primary criteria for selection:

(1)

Peer companies will be chosen from the Corporation’s 8-digit Global Industrial Classification Standard (GICS): 10102050 Coal and Consumable Fuels or from peer group companies with the following GICs: 10102020 Oil & Gas Exploration and Production; 15104020 Diversified Metals and Mining; 15104030 Gold, Precious Metals; and 15104040 Silver Producers;

(2)	Market capitalization will be used as the primary classifier, with the peer group having a median market capitalization as close to the Corporation’s market capitalization as practical;
(3)	A preference will be given to US domestic issuers, but foreign issuers may be included to the extent required to ensure an adequate mix of uranium companies and producing companies; and
(4)	The number of companies included in the Peer Group should range from 14 to 24.

In addition to the foregoing primary selection criteria, the following additional screening criteria were applied:

  Eliminate or otherwise adjust for companies that have a disproportionately high enterprise value;
  Eliminate companies that may be in unusual circumstances, such as filing for bankruptcy;
  Eliminate companies that have compensation awards based on extraordinary circumstances, such as a recent merger, etc.; and
  Favor hard-rock mining companies over oil and gas and coal companies, to the extent possible.

Based on these primary and screening criteria, for purposes of making the January 2019 compensation decisions, the following revised peer group (the “January 2019 Peer Group”) was selected, which is comprised of 14 U.S. companies and three Canadian uranium/silver companies; has an average market capitalization at nine percentage points below the Corporation’s market capitalization; and satisfies all of the foregoing criteria:

  Penn Virginia Corp. – (NASDAQ:PVAC) – an independent oil and gas company engaged in the exploration, development and production of oil, natural gas liquids (NGLs) and natural gas in various domestic onshore regions of the United States;
  Coeur Mining Inc. – (NYSE:CDE) – a diversified precious metals producer with five operations in North America consisting of two silver-gold mine complexes (Mexico and Nevada), one silver-zinc-lead mine (British Columbia) and two gold mines (Alaska and South Dakota), as well as a silver-gold exploration stage project in Mexico.
  NexGen Energy Ltd. – (NYSE:NXE; TSX:NXE) – a uranium exploration and development company with a portfolio of projects across the Athabasca Basin where it holds over 259,000 hectares of land;
  McEwen Mining, Inc. – (NYSE:MUX; TSX:MUX) – a mining and minerals production and exploration company focused on gold, silver and copper production in the Americas, with three operating gold mines;
  Silvercorp Metals Inc. – (NYSE American: SVM; TSX:SVM) – engaged in the exploration, development, and mining of silver from properties in China, including four silver-lead-zinc mines in the Ying Mining District in Henan Province, China, the BYP gold-lead-zinc mine in Hunan Province, China, and the GC silver-lead-zinc mine in Guangdong Province;
  Eclipse Resources Corp. (now Montage Resources Corp.– (NYSE:MR)) – which merged with Blue Ridge Mountain Resources on February 28, 2019 (after the Corporation’s January 2019 compensation decisions were made) to form Montage Resources, an oil and gas production company with approximately

  227,000 net effective undeveloped acres currently focused on the Utica and Marcellus Shales of southeast Ohio, West Virginia and North Central Pennsylvania;
  Isramco, Inc. – (NASDAQ:ISRL) – an independent oil and natural gas company engaged in the exploration, development and production of oil and natural gas properties located onshore in the United Sates and ownership of various royalty interests in oil and gas concessions located offshore Israel;
  Denison Mines Corp. – (TSX:DML; NYSE American: DNN) – engaged in the exploration and development of uranium deposits, with interests focused in the Athabasca Basin region of northern Saskatchewan, Canada;
  Evolution Petroleum Corp. – (NYSE:EPM) – engaged in the development and production of oil and gas reserves within known oil and gas resources by utilizing conventional technology onshore in the United States;
  Silverbow Resources, Inc. – (NYSE:SBOW) – an independent oil and natural gas exploration and production company focused on sustainable, efficient growth in reserves and production while contributing to the country’s energy security;
  Abraxas Petroleum Corp. – (NASDAQ CM:AXAS) – an independent natural gas and crude oil exploitation and product company in San Antonio, Texas with operations located in the Rocky Mountain, Mid-Continent, Permian Basin and Gulf Coast regions of the United States;
  NACCO Industries, Inc. – (NYSE:NC) – a public holding company for the North American Coal Corporation, which operates surface mines that supply coal primarily to power generation companies under long-term contracts while providing other value-added services to natural resource companies;
  Gold Resource Corp. – (NYSE American: GORO) – engaged in the exploration and production of gold and silver in Mexico and the U.S., including its flagship El Aquila project in the State of Oaxaca and exploration projects in Nevada;
  Uranium Energy Corp. (NYSE:UEC) – engaged in the exploration, extraction, and processing of in-situ uranium projects and titanium projects in the U.S. and Paraguay, including the Hobson processing plant and Palangana, Goliad, and Burke Hollow uranium projects in Texas, USA, the Reno Creek uranium project in Wyoming, USA, the Oviedo and Yuty uranium projects in Paraguay, and the Alto Parana titanium project in Paraguay;
  Adams Resources & Energy, Inc. – (NYSE:AE) – engaged in the business of crude oil marketing, transportation and storage in various crude oil and natural gas basins in the lower 45 states of the United Sates, with tank truck transportation of liquid chemicals and dry bulk into Canada and Mexico;
  Hallador Energy Co. – (NASDAQ:HNRG) – an exploration company in energy sourcing since 1951, it is now primarily engaged in coal development and transportation delivery, having the capacity to produce 10 million tons of coal annually for its customers in the mid-west and southeastern United States; and
  UR-Energy Inc. – (NYSE American: URG; TSX:URE) – engaged in the acquisition, evaluation, exploration, development, and operation of in-situ uranium projects, including the Lost Creek project and Shirley Basin property in Wyoming, USA.

This January 2019 Peer Group was chosen to be representative of the pool from which the Corporation can expect to draw its management talent in 2019. Each company in the January 2019 Peer Group had market capitalizations of between 34% and 265% of the Corporation’s own market capitalization, with the Corporation’s market capitalization slightly above the median market capitalization for the group. The January 2019 Peer Group was deemed to be the most representative group of the Corporation’s peers in the mining industry for use by the Compensation Committee in making its determinations and recommendations to the Board for executive compensation in January 2019.

Compensation decisions in January 2019 included: the determination of cash bonus awards earned in 2018 under the Corporation’s Short Term Incentive Plan (“STIP”) for performance in 2018; the determination of restricted stock unit (“RSU”) grants for 2018 under the Corporation’s Long Term Incentive Plan (“LTIP”) for performance in 2018; a special grant of Stock Appreciation Rights (“SARs”) for 2018, based on performance in 2018; as well as the determination of base salaries for 2019 (which will be reported in next year’s proxy circular).

The following table sets forth the fees paid to consultants and advisors related to determining compensation for executive officers and directors for each of the two most recently completed financial years This resulted in the adoption of the above-listed January 2018 Peer Group and January 2019 Peer Group for use in the Corporation’s January 2018 and 2019 compensation decisions.

Year	Executive Compensation-Related Fees(1)	All Other Fees(2)
Financial Year Ended December 31, 2018	US$18,635	Nil
Financial Year Ended December 31, 2017	US$22,322	Nil

Notes:

(1)	The aggregate fees billed by each consultant or advisor, or any of its affiliates, for services related to determining compensation for any of the Corporation’s directors or executive officers.

(2)	The aggregate fees billed for all other services provided by each consultant or advisor, or any of its affiliates, that are not reported as “Executive Compensation Related Fees.”

The Harlon Group was engaged on behalf of and took instructions from the Compensation Committee, not management in connection with the foregoing services. There were no conflicts of interest between the Compensation Committee and the Harlon Group identified during the financial year ended December 31, 2018, nor during any time in 2017 or 2019 where discussions related to compensation decisions were held.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2018 was a current or former officer or employee of the Corporation or engaged in certain transactions with the Corporation required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during the fiscal year ended December 31, 2018, nor during any time in 2017 or to date in 2019, which generally means that no executive officer of the Corporation served as a director or member of the compensation committee of another entity, which had an executive officer serving as a director or member of the Corporation’s Compensation Committee.

Compensation Discussion and Analysis

Objectives of the Compensation Program

The objectives of the Corporation’s compensation programs are to attract and retain the best possible executives having the expertise required for the uranium mining industry, and to motivate the executives to achieve goals consistent with the Corporation’s business strategy, including with particularity the guiding principle of increasing shareholder value. The compensation program is designed to reward executives for achieving these goals, while providing continued incentives to develop rigorous new goals annually, to the extent market conditions allow in a volatile market driven primarily by commodity prices.

Elements of Compensation

The Corporation’s compensation practices are intended to be competitive with those of its peers, and thus are designed to account for individual successes and failures within corporate management, so as to create accountability within the Corporation’s executive team and provide an external metric against which its senior executives can gauge the quality and appropriateness of their decisions. During fiscal 2018, the three key elements used to compensate the executive officers of the Corporation were: (i) base salary; (ii) cash bonuses; and (iii) long-term incentives in the form of equity awards.

The Corporation had seven NEOs for the financial year ended December 31, 2018:

Name	Title (Current)
Mark S. Chalmers	President and Chief Executive Officer (“CEO”)
David C. Frydenlund	Chief Financial Officer (“CFO”), General Counsel and Corporate Secretary
W. Paul Goranson	Chief Operating Officer (“COO”)
Curtis H. Moore	Vice President (“VP”), Marketing and Corporate Development
Stephen P. Antony	Former CEO
Daniel G. Zang	Former CFO
John H. White	Former Vice President, Technical Services

The senior executive officers (the “Senior Executive Officers”) for 2018 are considered to be the current President and CEO, the current CFO, General Counsel and Corporate Secretary, and the current COO.

Determination of Compensation

Base Salaries

Base salary is a fixed component of pay that compensates executives for fulfilling their roles and responsibilities and aids in attracting and retaining qualified executives.

Base compensation for the CEO is generally fixed by the Board on an annual basis at its regularly scheduled meeting in January for application in that year, based on recommendations from the Compensation Committee. In making its recommendations to the Board, the Compensation Committee evaluates those levels of compensation reported by the Corporation’s current peer group approved by the Compensation Committee. Generally, base salary for the CEO is set relative to the base salaries paid to other CEOs in the current peer group; however, the Board, in its discretion, may also take into account any additional recommendations of the Compensation Committee, as well as the Board’s own assessment of the performance of the Corporation overall, the Corporation’s specific projects and the CEO’s individual contribution to both in addition to any other factors or considerations deemed relevant.

Base compensation for the NEOs, other than the CEO, is generally fixed by the Compensation Committee on an annual basis at its regularly scheduled meeting in January for application in that year. As with the base salary for the CEO, base salaries for the NEOs, other than the CEO, are set relative to the levels of compensation reported by the Corporation’s current peer group approved by the Compensation Committee. The Compensation Committee may also take into account its assessment of the performance of the Corporation overall, the Corporation’s specific projects and the particular individual’s contributions to that performance.

In January 2018, base salaries for 2018 were set by the Board, taking into account base salaries for comparable positions in the January 2018 Peer Group, and reflected a 7.7% increase for Mark S. Chalmers, the current President and CEO of the Corporation, in recognition of his promotion from President and COO to President and CEO, and a 10% increase for both Mr. David C. Frydenlund and Mr. W. Paul Goranson, in recognition of their promotions to CFO and COO, respectively. The following table shows the base salaries of the current Senior Executive Officers as at December 31, 2017 and December 31, 2018:

Senior Executive Officer	2017 Salary as at December 31, 2017 (US$)	2018 Salary as at December 31, 2018 (US$)	Percentage Change
Mark S. Chalmers President and CEO(1)	$325,000	$350,000	7.7%
David C. Frydenlund CFO, General Counsel and Corporate Secretary(2)	$246,240	$270,864	10.0%
W. Paul Goranson COO(3)	$246,240	$270,864	10.0%

Notes:

(1)	At December 31, 2017, Mr. Chalmers was President and COO of the Corporation. He became President and CEO of the Corporation on February 1, 2018.
(2)

At December 31, 2017, Mr. Frydenlund was Senior Vice President, General Counsel and Corporate Secretary of the Corporation. Mr. Frydenlund became CFO, General Counsel and Corporate Secretary of the Corporation on March 2, 2018.

(3)	At December 31, 2017, Mr. Goranson was Executive Vice President, Operations of the Corporation. Mr. Goranson became COO of the Corporation on February 14, 2018.

Cash Bonuses

Along with the establishment of competitive base salaries and long-term incentives, one of the objectives of the executive compensation strategy is to encourage and recognize strong levels of performance by linking the overall performance and contributions of each NEO to the corporate objective of maximizing value for the Corporation’s shareholders.

The cash bonus for the CEO for each financial year is approved by the Board, based on the overall financial performance of the Corporation, levels of bonuses provided by benchmark companies, any target bonus percentages of base salary set out in the CEO’s employment agreement, and particularly the achievement of objective measures and individual performance of the CEO relative to pre-established performance goals for the year in question. Generally, the target cash bonus level is set at a competitive level relative to the cash bonuses paid within the current peer group as a percent of base salary, and the CEO’s actual bonus is based on how well the CEO and the Corporation met the annual performance goals set by the Board in the Corporation’s STIP as described under “Performance Goals”, below. Ultimately, the cash bonus for the CEO is determined in the sole discretion of the Board, based on recommendations from the Compensation Committee.

The cash bonuses for the NEOs, other than the CEO, for each financial year are approved by the Compensation Committee, based on the overall financial performance of the Corporation, levels of bonuses provided by benchmark companies, any target bonus percentages of base salary set out in the individual NEO employment agreements, and particularly the achievement of objective measures and individual performance of the NEO, and based on recommendations and general input from the CEO. Generally, the target cash bonus levels for the NEOs, other than the CEO, are set at competitive levels relative to cash bonuses paid within the current peer group as a percent of base salary, and each Senior Executive Officer’s actual bonus is based on how well the Senior Executive Officer and the Corporation met the annual performance goals set by the Board in the Corporation’s STIP as described under “Performance Goals,” below.

Generally, the cash bonus earned in a financial year is determined by the Board at its first meeting in January of the following year. The cash bonus in respect of each financial year of the Corporation may be paid in one or more instalments, as determined by the Board, or the Compensation Committee, as the case may be.

In addition, the Board may, from time to time, grant additional cash bonuses to one or more of the NEOs, in special circumstances, such as the successful completion of a major transaction.

Long-Term Incentives – Equity Compensation

Under the 2018 Amended and Restated Omnibus Equity Incentive Compensation Plan (the “Equity Incentive Plan”), which was originally approved by the Board on January 28, 2015 and ratified by the shareholders of the Corporation at the June 2015 Annual General and Special Meeting of shareholders, then amended and restated on March 29, 2018 and ratified by the shareholders of the Corporation at the May 30, 2018 Annual and General Special Meeting of shareholders, the Board may, in its discretion, grant from time to time Options, SARs, Restricted Stock and RSUs, Deferred Share Units, Performance Shares, Performance Units, and Full-Value Stock-Based Awards to employees, directors, officers and consultants of the Corporation and its affiliates.

The equity award for the CEO for each financial year is approved by the Board, based on the overall financial performance of the Corporation, levels of equity awards provided by benchmark companies, any target equity award percentages of base salary set out in the CEO’s employment agreement, and particularly the achievement of objective measures and individual performance of the CEO relative to pre-established long-term performance goals for the year in question. Generally, the target equity award amount is set at a competitive level relative to the equity awards granted within the current peer group as a percent of base salary, and the CEO’s actual equity award is based on how well the CEO and the Corporation met the annual long-term performance goals set by the Board in the Corporation’s LTIP as described under “Performance Goals,” below. Ultimately, the equity award for the CEO is determined in the sole discretion of the Board, based on recommendations from the Compensation Committee.

The equity awards for the NEOs, other than the CEO, for each financial year are approved by the Compensation Committee, based on the overall financial performance of the Corporation, levels of equity awards provided by benchmark companies, any target equity award percentages of base salary set out in the individual NEO employment agreements, and particularly the achievement of objective measures and individual performance of the NEO, and based on recommendations and general input from the CEO. Generally, the target equity award amounts for the NEOs, other than the CEO, are set at competitive levels relative to equity awards granted within the current peer group as a percent of base salary, and each Senior Executive Officer’s actual equity award is based on how well the Senior Executive Officer and the Corporation met the annual long-term performance goals set by the Board in the Corporation’s LTIP as described under “Performance Goals,” below.

Equity incentives granted to NEOs may be made subject to specific vesting requirements, which may include vesting over a particular period of time or in response to the achievement of other performance-based metrics. Generally, equity awards for a financial year are determined by the Board at its first meeting in January the following year. In addition, the Board may, from time to time, grant additional equity awards to one or more of the NEOs, in special circumstances, such as the successful completion of a major transaction.

In 2018, under the LTIP, the Corporation relied on the grant of RSUs to align the NEOs’ interests with shareholder value. Generally, the RSUs granted in January 2019 for performance in 2018 will vest as to 50% on January 27, 2020, will vest as to an additional 25% on January 27, 2021 and as to the remaining 25% on January 27, 2022. Upon vesting, each RSU entitles the holder to receive one Common Share for the payment of no additional consideration. The Corporation considers RSUs to be an excellent form of equity incentive, which allows the Corporation to achieve its performance-based incentive and retention goals. First, because the Corporation’s performance is heavily dependent on commodity prices, and traditional performance measures such as earnings per share, revenue growth, and earnings before interest, taxes, depreciation and amortization, etc. have not been meaningful in the past, share price performance is one of the main measures of long-term performance for the Corporation. Because the RSUs vest over a three-year period, with the number of shares vesting each year set at the time of grant, the value of the shares at the time of vesting will be directly dependent on the Corporation’s share price at the time of vesting. If management is successful in increasing the Corporation’s share price over the three-year period, the value of the shares at each vesting date will have increased; however, if management is not successful in increasing share prices over that time period, the value of management’s vested shares may decrease. The Corporation therefore considers RSUs to provide a very effective long-term share-performance-based form of equity incentive. In addition, because an executive will forfeit all unvested RSUs if he or she leaves the Corporation to take employment elsewhere, the unvested RSUs also help the Corporation satisfy its retention objectives.

In addition to the grant of RSUs for 2018 under the Corporation’s LTIP, the Corporation also made a special grant of SARs for 2018 to its Senior Executive Officers and certain management personnel for performance in 2018, in recognition of the Corporation’s outstanding share price performance in 2018 and in order to provide additional long-term performance-based equity incentives for its senior management. The SARs are purely performance based, because they vest only upon the achievement of aggressive performance goals designed to significantly increase shareholder value. If those goals are not met, the SARs do not vest. See “Additional Special SAR Grant for 2018,” below.

Performance Goals

The Corporation is in an industry that is heavily dependent on the price of uranium. When uranium prices are high, uranium operations can be in full swing and development activities can be booming. However, when uranium prices are low, operations are generally curtailed, and properties and facilities are placed on standby or shut down. During those periods of low commodity prices, which the Corporation has experienced for the last several years, industry participants can face negative cash flows and losses, and are often tasked with minimizing those negative cash flows and losses, while at the same time maintaining their valuable assets in a state of readiness for a ramp-up when uranium prices recover. As a result of this heavy reliance on commodity prices and large fluctuations in cash flows and income and losses, typical performance metrics, such as earnings per share, revenue growth, and earnings before interest, taxes, depreciation and amortization, etc. are not meaningful to the Corporation at this time.

To address this issue, the Corporation implemented the STIP in January 2016 and the LTIP in January 2018, which are intended to set out meaningful performance criteria tailored specifically to the Corporation, in light of the general inability to rely on more standard performance indicators. The STIP sets short-term performance goals that are tied primarily to the Corporation meeting its annual budget, as set by the Board. Cash bonuses for Senior Executive Officers are awarded each year based on performance relative to the STIP performance goals for the year, as determined by the Board in January of the following year.

The LTIP sets long-term performance goals tailored specifically to he Corporation that have implications beyond the current year. Equity awards for Senior Executive Officers are awarded for each year based on performance relative to the LTIP performance goals for the year, as determined by the Board in January of the following year. The equity awards are typically in the form of RSUs that vest over a three-year period. Although performance goals are not contained in the RSUs themselves, the number of RSUs awarded for any year is based on the success of management in meeting the year’s long-term performance goals. Further, because the RSUs vest over a three-year period, the RSUs provide an additional performance incentive for management, because the better the Corporation performs over the long term, the better the Corporation’s share performance will be, and the higher the value of the RSUs will be when they vest in the future.

The Corporation has found that the STIP has been very effective in setting meaningful goals specific to the Corporation that can be managed by the Senior Executive Officers and objectively evaluated by the Board. The LTIP, although more recently implemented, is also proving to be very effective at setting meaningful long-term performance goals that can be objectively evaluated by the Board. The Corporation is very pleased with its executive incentive program and believes it has played a significant role in the Corporation’s positive share price performance in 2017 and 2018 (increases of 17% and 56%, respectively).

STIP Goals and Performance

The purpose of the STIP is to align short-term (generally one year or less) performance of Senior Executive Officers with the Corporation’s annual business plan and other specified criteria through awarding participants with cash bonuses that are a function of performance against STIP goals. How well Senior Executive Officers perform at achieving STIP goals determines whether the Senior Executive Officers’ cash bonuses are at, above or below their target levels.

In January of each year, the Compensation Committee completes a STIP matrix including goals, metrics and weightings to serve as the basis for measuring short-term performance of the Corporation and the participants during and at the end of the year. The STIP matrix generally contains several objective criteria (such as criteria tied to successful implementation of the annual business plan for the year), as well as a subjective category. The objective performance goals generally apply equally to all Senior Executive Officers, recognizing the need for all top executives to work as a team to achieve corporate goals. The objective criteria serve as the short-term performance goals for the CEO and the top management group.

The performance metrics for the STIP objective performance goals are generally structured so that, if the senior management team performs as expected, the mid-level (100% of target) will be achieved for each of the objective performance goals and the target cash bonus level will be achieved. If performance is lower than expected for an objective performance goal, then the lower level (generally expected to be set at approximately 0-50% of target) will apply, and likewise if performance is greater than expected for the criteria, the higher level (generally expected to be set at approximately 150% of target) will apply.

The subjective evaluation for each participant is performed by the Compensation Committee, upon the recommendations and input of the CEO, and may take into consideration individual contributions and achievements of participants, workloads, reaction to market conditions over which the participant has no control, leadership, relationship with the Board, and other elements specific to the participant that warrant attention during the year. The target weighting of the subjective category generally does not exceed 20% of the total bonus amount for each participant, recognizing the need for all top executives to focus primarily on working as a team to achieve the objective corporate goals set for the CEO and the senior management team; however, the Compensation Committee may take a higher target weighting into consideration in unique circumstances where the Corporation’s performance has been especially noteworthy or important in that year.

The Compensation Committee determines the target cash bonus level for each participant, generally to be set as a percentage of base salary at the same time it determines the STIP matrix, by referencing the cash bonuses awarded to those in comparable positions within the current peer group established by the Compensation Committee, which necessarily reflects the most recent year for which such data is publicly available. Those considerations must be considered in light of the target bonus percentages of base salary set out in the individual Senior Executive Officers’ employment agreements. The actual cash bonus award could be lower or higher than the target bonus level depending on the Compensation Committee’s actual evaluation of the performance metrics for the year, as well as any information for industry trends, price level adjustments or other factors that indicate the data for the year in comparison would understate or overstate the expected cash bonuses for those with comparable positions in the peer group during the performance year.

The STIP also applies an overriding health and safety factor, which serves to reduce or eliminate any cash bonuses otherwise payable if the Corporation fails to meet stipulated health and safety performance criteria. The Board also has the authority to vary from the STIP as it sees fit.

2018 STIP Goals and Performance

Cash bonuses earned in 2018 were based on management’s performance in 2018 relative to the 2018 STIP performance goals. For 2018, the STIP performance goals were:

•	Production

Under this performance goal, management was required to manage its production activities in 2018 to meet or exceed specified production requirements (15% weighting);

•	Cash Used for Operations

Under this performance goal, management was required to manage its operating costs and maintain cash used for operations in 2018 within specified limits (25% weighting);

•	Working Capital

Under this performance goal, management was required to manage its working capital, including the use of any financings, to maintain a liquid working capital balance for 2018 within a specified range (20% weighting);

•	Scalability of Production

Under this performance goal, management was required to advance the Corporation’s scalability of production, with metrics tied to achieving certain specified permitting and licensing benchmarks during the year (5% weighting);

•	Section 232 Petition

Under this performance goal, management was required to advance the Corporation’s Section 232 Petition and to meet specified benchmarks in 2018 (15% weighting); and

•	Subjective Component

Under this performance goal, each Senior Executive Officer is given a subjective evaluation specific to the Senior Executive Officer’s particularized roles and responsibilities within the Corporation (20% weighting).

In situations such as the present, where the Corporation is not generating sufficient revenues to result in earnings, factors such as managing production, cash expenditures, overheads and working capital balances, maintaining valuable assets on standby and advancing other assets, all as set out in the Corporation’s annual budget, are more important for guiding management and judging management’s performance than broad corporate-level financial performance metrics. As these specific annual budget numbers and other criteria are not publicly disclosed, the foregoing short-term performance goals have been summarized in this circular in qualitative terms, and intentionally do not set out the specific quantitative performance-related factors contained in the actual short-term performance goals themselves. The Corporation believes that disclosing such factors qualitatively provides sufficient information for shareholders to understand the nature of the short-term performance goals and how management’s performance can be measured relative to those goals, while at the same time not disclosing business confidential information that could seriously prejudice the Corporation’s interests.

In awarding cash bonuses earned in 2018 at its January 2019 meeting, the Compensation Committee evaluated how well management performed relative to each of its STIP performance goals for 2018, as described above. In performing this evaluation, the Compensation Committee concluded as follows:

•

With respect to Production, 100% of target was achieved because the Corporation’s uranium production for the year met the specified production requirements. As a result, a full weighting of 15% was achieved for this performance goal;

•

With respect to Cash Used for Operations, 100% of target was achieved because the Corporation managed its operating costs and maintained cash used for 2018 operations within the specified limits. As a result, the full weighting of 25% was achieved for this performance goal;

•

With respect to Working Capital, 150% of target was achieved because the Corporation managed its working capital, including the use of financings, to maintain a liquid working capital balance for 2018 in excess of the specified range, ending the year with approximately $52 million in working capital. As a result, a weighting of 30% was achieved for this performance goal, which exceeded the 20% target weighting;

•

With respect to Scalability of Production, 150% of target was achieved, because the Corporation achieved more than the specified permitting and licensing benchmarks for the year. As a result, a weighting of 7.5% was achieved for this performance goal, which exceeded the 5% target weighting;

•

With respect to the Section 232 Petition, 100% of target was achieved, because the Corporation advanced its Section 232 Petition and met the specified benchmarks in 2018. As a result, a full weighting of 15% was achieved for this performance goal;

•

With respect to the Subjective Component, 150% of target was achieved by all Senior Executive Officers, which resulted in a weighting of 30% for this performance goal for all Senior Executive Officers, which exceeded the 20% target weighting. In making this conclusion, the Compensation Committee considered the following factors (the “2018 Subjective Factors”):

o

During 2018, the Corporation’s shares increased in value by 56%, which puts the Corporation as the top share performer for comparable uranium companies, more than doubling the annual shareholder return of the next best performer of comparable companies in the uranium industry. Most uranium companies had negative shareholder returns for the year;

o	The Corporation was added to the Russell 3,000 Index in 2018;
o	The Corporation was able to meet its liquidity and working capital performance goals in light of low commodity prices, finishing the year with approximately $52 million in working capital;

o

As a result of the Corporation’s strong cash position, the Corporation has been able to hold onto its uranium inventory, which at the end of 2018 was approximately 447,000 lbs. of U3 O8 . This means the Corporation was not forced to sell inventory at low uranium prices for working capital needs. By holding this uranium through the year, the Corporation increased its working capital position and enjoyed an increase in inventory values in excess of $2.0 million as a result of increases in uranium prices over the year;

o

On September 12, 2018, the Corporation announced that it repaid all of its outstanding Wyoming Debt earlier than term in the amount of approximately $8.3 million, thereby eliminating principal and interest payments of approximately $4.0 million per year over the next few years;

o

On August 14, 2018, the Corporation completed its transaction to extinguish royalties on its Nichols Ranch Property, thereby reducing its cost of production per lb., and also acquired royalties on nearby operating and permitted ISR uranium projects owned by Cameco Corporation, which will have significant value in the event of an increase in uranium prices resulting from the Section 232 investigation or otherwise;

o

On May 3, 2018, the Corporation announced it completed the sale of its Reno Creek property, which resulted in an inflow to the Corporation of $2.94 million in cash and $2.45 million in shares. The Corporation subsequently sold the acquired shares for a premium over the closing price;

o

During 2018, the Corporation commenced its vanadium test-mining program at its La Sal Mines Complex. Initial results have been very successful and may indicate a new paradigm for vanadium mining on the Colorado Plateau. This should better position the Corporation to get its uranium/vanadium mines back into production in the event of an increase in uranium prices resulting from the Section 232 investigation or otherwise;

o

During 2018, the Corporation commenced its vanadium pond return campaign at the White Mesa Mill, which had never been accomplished before at the Mill and produced saleable vanadium in the early days of 2019. This program has identified approximately 2.5 to 4.0 million lbs. of recoverable vanadium in the Mill’s tailings pond solutions, having a potential value at today’s prices of up to approximately $50 million;

o

The Corporation and Ur-Energy filed a Petition for Relief under Section 232 of the Trade Expansion Act of 1962 from imports of uranium products that threaten national security with the US Department of Commerce. On July 18, 2018, the Department of Commerce initialized the investigation, which is expected to result in a recommendation by the Department of Commerce to the President on or before mid-April 2019, and a decision by the President of the United States on or before mid-July 2019. If successful, the Petition may result in a remedy that has the potential to significantly increase the value of U.S. uranium production; and

o	During the course of the year, the Corporation reduced its number of executive officers to three Senior Executive Officers, which exceeded Board expectations.

There were also no health or safety factors to apply to reduce the foregoing results in the 2018 year.

Based on this analysis, the combined STIP performance weighting for 2018 was 122.5% . Accordingly, the cash bonuses awarded to Senior Executive Officers for their performance in 2018 was determined by the Compensation Committee at its January 2019 meeting to be 122.5% of each Senior Executive Officer’s target cash bonus amount. The following table shows the resulting cash bonuses earned by the current Senior Executive Officers in 2018:

Senior Executive Officer	2018 Salary as at December 31, 2018 (US$)	Target Cash Bonus Percentage	Target Cash Bonus (US$)	STIP Performance Weighting	Actual Cash Bonus earned in 2018 (US$)
Mark S. Chalmers President and CEO	$350,000	50%	$175,000	122.5%	$214,375
David C. Frydenlund CFO, General Counsel and Corporate Secretary	$270,864	40%	$108,346	122.5%	$132,723
W. Paul Goranson COO	$270,864	40%	$108,346	122.5%	$132,723

LTIP Goals and Performance

The purpose of the LTIP is to align performance of Senior Executive Officers with the Corporation’s long-term (generally in excess of one year) goals and other specified criteria through awarding participants with equity awards in the form of RSUs that are a function of performance against LTIP goals. How well Senior Executive Officers perform at achieving LTIP goals determines whether the Senior Executive Officers’ equity awards are at, above or below their target levels. As the LTIP was adopted in January 2018, it applied to equity grants for 2018, but did not apply to equity grants in prior years.

In January of each year, starting in 2018, the Compensation Committee completes an LTIP matrix including goals, metrics and weightings to serve as the basis for measuring long-term performance of the Corporation and the participants during and at the end of the year. As with the STIP, the LTIP matrix generally contains several objective criteria as well as a subjective category. The objective performance goals generally apply equally to all Senior Executive Officers, recognizing the need for all top executives to work as a team to achieve corporate goals. The objective criteria serve as the long-term performance goals for the CEO and the top management group.

The performance metrics for the LTIP objective performance goals are generally structured so that, if the senior management team performs as expected, the mid-level (100% of target) will be achieved for each of the objective performance goals, and the target equity award level will be achieved. If performance is lower than expected for an objective performance goal, then the lower level (generally expected to be set at approximately 0-50% of target) will apply, and likewise if performance is greater than expected for the criteria, the higher level (generally expected to be set at approximately 150% of target) will apply.

The subjective evaluation for each participant is performed by the Compensation Committee, upon the recommendations of the CEO, and may take into consideration individual contributions and achievements of participants, workloads, reaction to market conditions over which the participant has no control, leadership, relationship with the Board of Directors, and other elements specific to the participant that warrant attention during the year. The target weighting of the subjective category generally does not exceed 20% of the total equity award amount for each participant, recognizing the need for all top executives to focus primarily on working as a team to achieve the objective long-term corporate goals set for the CEO and the senior management team; however, the Compensation Committee may take a higher weighting into consideration in unique circumstances where the Corporation’s performance has been especially noteworthy or important in that year.

The Compensation Committee determines the target equity award level for each participant; generally, to be set as a percentage of base salary at the same time it determines the LTIP matrix. Generally, the Compensation Committee sets the target equity award percent for each participant for the year by reference to the equity amounts awarded to comparable positions in the current peer group established by the Compensation Committee for the most recent year for which data is publicly available, consistent with any target equity award percentages of base salary that may be set out in the individual NEO employment agreements. The actual value of equity awarded could be lower or higher than the target equity award level depending on the Compensation Committee’s actual evaluation of the long-term performance metrics for the year, as well as any information for industry trends, price level adjustments etc. that would indicate that data for the comparison year would understate or overstate the expected equity awards for comparable positions in the peer group during the year.

The LTIP also applies an overriding health and safety factor, which serves to reduce or eliminate any equity awards otherwise payable if the Corporation fails to meet stipulated health and safety performance criteria. The Board also has the authority to vary from the LTIP as it sees fit.

The Corporation believes shareholder value is primarily driven by results, both in terms of financial strength and operating measures such as production, production capability, and mineral reserve and resource growth, as well as protection of public health, safety and the environment and good corporate governance. Each executive’s performance is also evaluated against expectations for fulfilling the executive’s individual responsibilities and goals within his or her particular employment functions and areas of expertise, which also reflects on the executive’s contribution to the Corporation’s success in meeting its long-term objectives.

2018 LTIP Goals and Performance

Long term performance goals were first set under the LTIP in January 2018 for performance in 2018. Equity awards for 2018 were based on management’s performance in 2018 relative to the 2018 LTIP performance goals.

For 2018, the LTIP performance goals were:

•	Share Price Performance

Under this performance goal, management was required to achieve a share price performance in 2018 relative to the share price performance of other uranium mining companies with comparable market capitalizations (35% weighting);

•	Obtaining Board Approval in December 2018 for a Budget for 2019

Under this performance goal, management was required to obtain Board approval in December 2018 for a budget for 2019 that meets specified net recurring cash flow plus debt service requirements (35% weighting);

•	Securing Future Business Activities

Under this performance goal, management was required to secure additional activities that are expected to result in a net cash increment to the Corporation beyond 2019 (10% weighting); and

•	Subjective Component

Under this performance goal, each Senior Executive Officer is given a subjective evaluation specific to the Senior Executive Officer’s particularized roles and responsibilities within the Corporation (20% weighting).

As stated above, performance goals based on broad corporate-level financial performance metrics such as earnings per share, revenue growth, and earnings before interest, taxes, depreciation and amortization, are not meaningful to the Corporation’s performance at this time. Instead, the Corporation sets long-term performance goals each year tailored specifically to the long-term objectives set by the Corporation each year. Share price performance over the year is considered to be a good long-term indicator for the Corporation, because it reflects the market’s expectation of the Corporation’s performance beyond the current year. However, because share price performance is highly linked to commodity price performance for companies such as the Corporation, this long-term performance goal has been set to compare the Corporation’s share price performance relative to the share price performance of other comparable companies in the uranium industry (and not to the Corporation’s peer group as a whole, which includes companies in different commodity industries), in order to standardize for commodity price fluctuations over the year. The long-term performance goal of obtaining approval in the current year for a satisfactory budget for the following year requires management to manage the Corporation in the current year so that the Corporation’s expected activities in the following year meet specified criteria. Similarly, the long-term performance goal of obtaining business activities beyond the following year requires management to manage the Corporation in the current year to secure business activities for the second year beyond the current year. The Corporation believes these are the most meaningful long-term performance goals for the Corporation at this time. As such future budget expectations and other criteria are not publicly disclosed, the foregoing long-term performance goals have been summarized in this circular in qualitative terms, and intentionally do not set out the specific quantitative performance related factors contained in the actual long-term performance goals themselves. The Corporation believes that disclosing such factors qualitatively provides sufficient information for shareholders to understand the nature of the long-term performance goals and how management’s performance can be measured relative to those goals, while at the same time not disclosing business confidential information that could seriously prejudice the Corporation’s interests.

In awarding equity awards in January 2019 for management’s performance in 2018, the Compensation Committee evaluated how well management performed relative to each of its LTIP performance goals for 2018, as described above. In performing this evaluation, the Compensation Committee concluded as follows:

•

With respect to Share Price Performance, 150% of target was achieved because the Corporation’s share price performance over calendar year 2018 ranked first among publicly traded uranium companies with a market capitalization of between US$50 and US$500 million during the year. As a result, a weighting of 52.5% was achieved for this performance goal, which exceeds the 35% target weighting;

•

With respect to obtaining Board approval in December 2018 for a budget for 2019, 150% of target was achieved because the Board approved a budget for 2019 with net recurring cash flows plus debt service requirements that significantly exceeded expectations, primarily as a result of the Corporation’s vanadium pond return program at the White Mesa Mill. As a result, a weighting of 52.5% was achieved for this performance goal, which exceeds the 35% target weighting;

•

With respect to securing additional activities that are expected to result in a net cash increment to the Company beyond 2019, 150% of target was achieved because the Corporation secured additional activities that significantly exceeded expectations, primarily as a result of its vanadium pond return program at the White Mesa Mill. As a result, a weighting of 15% was achieved for this performance goal, which exceeds the 10% target weighting; and

•

With respect to the Subjective Component, 150% of target was achieved by all Senior Executive Officers, which resulted in a weighting of 30% for this performance goal for all Senior Executive Officers, which exceeded the 20% target weighting. In making this conclusion, the Compensation Committee considered the 2018 Subjective Factors described under 2018 STIP Goals and Performance above.

There were also no health or safety factors to apply to reduce the foregoing results in the 2018 year.

Based on this analysis, the combined LTIP performance weighting for 2018 was 150%. Accordingly, the equity awards granted to Senior Executive Officers for their performance in 2018 was determined by the Compensation Committee at its January 2019 meeting to be 150% of each Senior Executive Officer’s target equity award amount. The following table shows the resulting equity awards (in the form of RSUs) to the current Senior Executive Officers for 2018:

Senior Executive Officer	2018 Salary as at December 31, 2018 (US$)	Target Equity Award Percentage	Target Equity Award (US$ value of RSU grants)	LTIP Performance Weighting	Actual Equity Awarded for 2018 (US$ value of RSU grants)
Mark S. Chalmers President and CEO	$350,000	100%	$350,000	150%	$525,000
David C. Frydenlund CFO, General Counsel and Corporate Secretary	$270,864	80%	$216,691	150%	$325,037
W. Paul Goranson COO	$270,864	80%	$216,691	150%	$325,037

Additional Special SAR Grant for 2018

At its meeting in January 2019, in recognition of the excellent share price performance of the Corporation in 2018 (a 56% increase in share price over the year) and the other 2018 Subjective Factors, and taking into account compensation levels for comparable executive officer positions in the 2019 Peer Group, the Corporation made a special grant of SARs to its Senior Executive Officers and certain management personnel for 2018, in addition to the normal grant of RSUs under the Corporation’s LTIP described in the foregoing table for 2018. These SARS are intended to provide additional long-term performance-based equity incentives for the Corporation’s senior management. The SARs are purely performance based, because they only vest upon the achievement of aggressive performance goals designed to significantly increase shareholder value. If those goals are not met, the SARs do not vest.

Each SAR granted for 2018 entitles the holder, on exercise, to a payment in cash or shares (at the election of the Corporation) equal to the difference between the market price of the Common Shares at the time of exercise and $2.92 (the market price at the time of grant) over a five-year period, but vest only upon the achievement of the following performance goals: as to one-third of the SARs granted upon the volume weighted average price (“VWAP”) of the Common Shares on the NYSE American equalling or exceeding US$5.00 for any continuous 90-calendar day period; as to an additional one-third of the SARs granted, upon the VWAP of the Corporation’s common shares on the NYSE American equalling or exceeding US$7.00 for any continuous 90 calendar-day period; and as to the final one-third of the SARs granted, upon the VWAP of the Corporation’s common shares on the NYSE American equalling or exceeding US$10.00 for any continuous 90 calendar-day period. Further, notwithstanding the foregoing vesting schedule, no SARs may be exercised by the holder for an initial period of one year from the Date of Grant; the date first exercisable being January 22, 2020. As a result, the SARs granted for 2018 are a long-term equity incentive (not exercisable until after one-year after grant) and are 100% performance based. If management does not perform to achieve the stipulated vesting share price levels, the SARs will have no value on exercise.

The SARs granted to the Senior Executive Officers for 2018 performance, in addition to the RSUs described in the foregoing table, were as follows:

Senior Executive Officer	Value of SARs Granted (US$)	Number of SARs Granted(1) (#)
Mark S. Chalmers President and CEO	$1,312,500(2)	1,050,000
David C. Frydenlund Chief Financial Officer, General Counsel and Corporate Secretary	$487,556(3)	390,044
W. Paul Goranson COO	$487,556(3)	390,044

Notes:

(1) The SARs were valued by a third-party valuation firm at US$1.25 for each SAR.
(2) The value of the SAR grant to the President and CEO was determined to be 2.5 times the value of his RSU grant for 2018.
(3) The value of the SAR grant to the CFO, General Counsel and Corporate Secretary; and COO was determined to be 1.5 times the value of their respective RSU grants for 2018.

Consideration of Risks Associated with Compensation Policies

The Compensation Committee considers the implications of risks associated with compensation policies and practices by working closely with the CEO. The CEO is tasked with ensuring that: (i) fair and competitive practices are followed regarding employee compensation at all levels of the Corporation; (ii) the compensation practices do not encourage an NEO or individual at a principal business unit or division to take inappropriate or excessive risk or that are reasonably likely to have a material adverse effect on the Corporation; and (iii) compensation policies and practices include regulatory, environmental compliance and sustainability as part of the performance metrics used in determining compensation. The CEO’s recommendations on these matters are taken into consideration by the Compensation Committee when reviewing and recommending to the Board the Corporation’s compensation policies. The Corporation has in place an Insider Trading Policy, to be reviewed and approved by the Board annually, which includes a section on “Hedging Transactions” that restricts NEOs and directors from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, which are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the NEO or director.

Performance Graph

The following graph compares the total cumulative shareholder return for US$100.00 invested in the Common Shares on December 31, 2013 with the total returns of each of the NYSE Composite Index, Russell 2,000 Index, NASDAQ Composite Index, NYSE American Natural Resources Index, and a group of companies consisting of a portion of the Corporation’s peers from its peer group used in its 2018 compensation decisions, including Peninsula Energy Ltd., Gold Resource Corp., Endeavor Silver Corp., Uranium Energy Corp., Ur-Energy Inc., Polymet Mining Corp., UEX Corp., Denison Mines Corp., Alexco Resource Corp. and Copper Mountain Mining Corp., for the five most recently completed financial years (assuming reinvestment of dividends). The Common Shares are listed for trading on the NYSE American under the symbol “UUUU” and on the TSX under the symbol “EFR.”

	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	December 31, 2018
Energy Fuels Inc.(1)	$5.70	$6.19	$2.95	$1.64	$1.79	$2.85
Value of $100 Investment	$100.00	$108.60	$51.75	$28.77	$31.40	$50.00
NYSE Composite Index	$10,400.32	$10,839.24	$10,143.42	$11,056.90	$12,808.84	$11,374.39
Value of $100 Investment	$100.00	$104.22	$97.53	$106.31	$123.16	$109.37
Russell 2000	$1,163.64	$1,204.70	$1,135.89	$1,357.13	$1,535.51	$1,348.56
Value of $100 Investment	$100.00	$103.53	$97.62	$116.63	$131.96	$115.89
NASDAQ Composite	$4,176.59	$4,736.05	$5,007.41	$5,383.12	$6,903.39	$6,635.28
Value of $100 Investment	$100.00	$113.40	$119.89	$128.89	$165.29	158.87
NYSE MKT Natural Resources Index	$441.25	$454.38	$313.09	$363.70	$369.70	$324.07
Value of $100 Investment	$100.00	$102.98	$70.96	$82.42	$83.78	$73.44
Peer Group Value of $100 Investment	$100.00	$80.54	$52.57	$66.57	$75.53	56.11

Notes:
          (1) All dollar amounts are in U.S. dollars.

The Corporation’s compensation to executive officers has generally increased during the five most recently completed financial years. The total cumulative shareholder return for an investment in the Common Shares has decreased over the first three years of the same period, commencing in 2013 through 2016, due in part to the Fukushima natural disaster which occurred in March 2011 and the resulting decrease in uranium prices since that time. However, the total shareholder return since December 31, 2016 has increased, most markedly in 2018, with a 56% increase in the Corporation’s share price in 2018. In fact, while the Corporation’s total cumulative shareholder return for 2018 increased by 56%, the total cumulative return for the Corporation’s peers and all of the other indices shown above decreased during the year. Executive compensation has generally increased during the five-year period, in part due to the competition among organizations operating in the natural resources sector to attract and retain the best possible executives.

Equity Incentive Awards

A 2013 stock option plan (the “2013 Option Plan”) had been used for the grant of stock options prior to 2015. The Equity Incentive Plan was adopted in January 2015 and amended and re-approved by shareholders in 2018, and provides for the award of stock options, SARs, restricted stock and RSUs, deferred share units, performance shares, performance units, and stock-based units, at the discretion of the Board. The 2013 Option Plan was terminated upon adoption of the Equity Incentive Plan, and all stock options previously granted pursuant to the 2013 Option Plan which were then outstanding were incorporated into the Equity Incentive Plan and treated as Awards under the Equity Incentive Plan.

The Equity Incentive Plan describes all of the types of equity compensation that may be awarded by the Board, and gives the Board broad discretion with respect to equity grants to all directors, officers, employees and consultants of the Corporation. The LTIP applies only to Senior Executive Officers and sets out the performance goals that must be met by senior management in connection with any such grant of equity.

In 2018, RSUs were granted to Executive Officers and other senior management personnel, and stock options were granted to other Corporation employees. In addition, a special grant of SARs was also granted for 2018 to Senior Executive Officers and other senior management personnel to provide an additional form of performance-based equity incentive compensation (see “Compensation Discussion and Analysis, Elements of Compensation, Long Term Incentives – Equity Compensation” above).

As discussed above, equity awards are granted in consideration of the level of responsibility of the executive as well as his or her impact or contribution to the longer-term operating performance of the Corporation. All equity grants are approved by the Board, based on recommendations from the Compensation Committee. Generally, in determining the equity incentive awards to be granted to the NEOs, equity grants are set at competitive levels relative to equity awards granted by the peer group as a percent of base salary, consistent with any equity award targets that may be set out in the NEO’s employment agreements, and recognizing the level of experience and seniority of the Corporation’s senior management team, in order to provide incentive to improve the retention of executives. The Board may also take into account the Compensation Committee’s recommendation to the Board and the Board’s assessment of the performance of the Corporation overall, the Corporation’s specific projects and the NEO’s individual contribution to that performance. Equity incentives granted to NEOs may be made subject to specific vesting requirements which may include vesting over a particular period of time or in response to the achievement of performance-based metrics.

Summary Compensation Table

The following table shows the compensation earned by each of the Corporation’s NEOs over the last three financial years. The compensation of the NEOs is paid and reported in United States dollars.

					Non-Equity Incentive
					Plan Compensation (US$)

		Salary	Share-Based	Option- Based	Annual	Long-Term	Pension	All Other	Total
Name and	Year		Awards	Awards	Incentive	Incentive	Value	Compensation	Compensation
Principal Position		(US$)	(US$) (1)(5)	(US$) (2)	Plans (3)	Plans	(US$)	(US$) (4)(5)(6)(7)(8)	(US$)
Stephen P. Antony	2018	134,021	375,000	Nil	Nil	Nil	Nil	203,899	712,920
Former President &	2017	333,450	910,077	Nil	140,049	Nil	Nil	172,550	1,556,126
CEO(9)(10)(16)	2016	399,295	718,670	Nil	Nil	Nil	Nil	196,500	1,314,465

Non-Equity Incentive
Plan Compensation (US$)

		Salary	Share-Based	Option- Based	Annual	Long-Term	Pension	All Other	Total
Name and	Year		Awards	Awards	Incentive	Incentive	Value	Compensation	Compensation
Principal Position		(US$)	(US$) (1)(5)	(US$) (2)	Plans (3)	Plans	(US$)	(US$) (4)(5)(6)(7)(8)	(US$)
Mark S. Chalmers President and CEO(11)(16)	2018 2017 2016	350,000 298,606 145,000	525,000 267,126 102,500	1,312,500 Nil Nil	214,375 113,750 Nil	Nil Nil Nil	Nil Nil Nil	23,800 45,900 3,383	2,425,675 725,382 250,883
David C. Frydenlund CFO, General Counsel and Corporate Secretary(12)(16)	2018 2017 2016	270,864 246,240 245,72	325,037 258,047 195,062	487,556 Nil Nil	132,723 86,184 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil 9,231	1,216,180 590,471 450,013
W. Paul Goranson(13)(16) Chief Operating Officer	2018 2017 2016	270,864 246,240 248,292	325,037 226,116 195,062	487,556 Nil Nil	132,723 86,184 Nil	Nil Nil Nil	Nil Nil Nil	15,025 14,150 69,749	1,231,205 572,690 513,103
Daniel G. Zang(14) Former CFO	2018 2017 2016	53,512 246,240 245,720	Nil 255,240 195,062	Nil Nil Nil	Nil 86,184 Nil	Nil Nil Nil	Nil Nil Nil	272,730 10,800 19,066	326,242 598,464 459.848
John H. White(15) Former Vice President, Technical Services of Energy Fuels Resources (USA) Inc.	2018 2017 2016	190,312 185,706 185,296	76,214 74,282 72,400	38,107 Nil Nil	14,290 27,856 6,964	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	318,923 287,844 264,660
Curtis H. Moore, Vice President, Marketing and Corporate Development	2018 2017 2016	178,427 174,290 173,514	71,529 69,716 73,533	82,973 Nil Nil	26,823 29,628 29,700	Nil Nil Nil	Nil Nil Nil	10,210 Nil Nil	369,962 273,634 276,747

Notes:

(1)

The share-based awards were comprised of RSUs, which were granted for 2016, 2017 and 2018. The fair value of each RSU award granted was calculated as the higher of (a) the closing trading price on the NYSE American on the last trading day prior to the date of grant of the RSU, or (b) the volume weighted average trading price on the NYSE American for the five trading days ending on the last trading day prior to the date of grant of the RSU. For 2016 and 2017, the amounts reflect the value of RSUs granted in those years for performance in those years. With the implementation of the Corporation’s LTIP in January 2018, the amounts for 2018 reflect the value of RSUs granted in January 2019 for performance in 2018.

(2)

Option-based awards granted for 2018 were in the form of SARs granted in January 2019 for performance in 2018. Each SAR granted for 2018 entitles the holder, on exercise, to a payment in cash or shares (at the election of the Corporation) equal to the difference between the market price of the Common Shares at the time of exercise and $2.92 (the market price at the time of grant) over a five- year period, but vest only upon the achievement of the following performance goals: as to one-third of the SARs granted upon the VWAP of the Common Shares on the NYSE American equalling or exceeding US$5.00 for any continuous 90-calendar day period; as to an additional one-third of the SARs granted, upon the VWAP of the Corporation’s common shares on the NYSE American equalling or exceeding US$7.00 for any continuous 90 calendar-day period; and as to the final one-third of the SARs granted, upon the VWAP of the Corporation’s common shares on the NYSE American equalling or exceeding US$10.00 for any continuous 90 calendar-day period. Further, notwithstanding the foregoing vesting schedule, no SARs may be exercised by the holder for an initial period of one year from the Date of Grant; the date first exercisable being January 22, 2020. The fair value of the SARs was determined by a third-party valuation firm to be US$1.25 per SAR, based on a Monte Carlo simulation.

(3)

Cash bonuses earned in a year are based on the performance during that year in accordance with the Corporation’s STIP, as determined and paid in January of the following year. The amounts reflected in this table are the cash bonuses earned in the year shown, notwithstanding that they were paid in January of the following year.

(4)	These amounts include retirement savings benefits contributed by the Corporation under the Corporation’s 401k plan.
(5)

In 2018, Mr. Antony was paid a third and final installment of his succession bonus upon his retirement from the Corporation effective January 31, 2018 of $150,000 in cash and $375,000 paid in RSUs in lieu of cash. In 2017, Mr. Antony was paid a succession bonus upon the appointment of Mr. Chalmers as President and Chief Operating Officer effective July 1, 2017 of US$150,000 in cash and US$375,000 paid in RSUs in lieu of cash. In 2016, Mr. Antony was paid a succession bonus upon the appointment of Mr. Chalmers as COO effective July 1, 2016 of US$150,000 in cash and US$375,000 paid in RSUs in lieu of cash.

(6)	Includes US$58,055 in compensation to Mr. Goranson in 2017 related to relocation.

(7)	Includes US$42,161 in compensation to Mr. Antony in 2018 related to the receipt of a company vehicle transferred to him upon his termination.
(8)	Includes payout in 2016 of all accrued vacation pay, as a result of a reduction in the amount of vacation permitted to be accrued.
(9)

Mr. Antony was President and CEO until Mr. Mark S. Chalmers was appointed President and COO effective July 1, 2017, after which time Mr. Antony continued as CEO. Mr. Antony retired from his position as CEO effective January 31, 2018, and Mr. Chalmers took over the position effective February 1, 2018.

(10)	Mr. Antony deferred US$66,690 of compensation earned in 2017 until January 2018.
(11)

Mr. Chalmers joined the Corporation as COO on July 1, 2016, was promoted to President and COO effective July 1, 2017 and to President and CEO effective February 1, 2018, upon the retirement of Stephen P. Antony as CEO of the Corporation on January 31, 2018.

(12)

Mr. Frydenlund was appointed to the office of CFO, General Counsel and Corporate Secretary effective March 2, 2018. Previous to such appointment, Mr. Frydenlund held the position of Senior Vice President, General Counsel and Corporate Secretary.

(13)

Mr. Goranson was appointed as Executive Vice President, ISR Operations effective June 18, 2015, as Executive Vice President, Operations effective February 1, 2017 and as COO effective February 14, 2018. From December 2, 2013 to June 18, 2015, Mr. Goranson was President of Uranerz, which became a wholly owned subsidiary of the Corporation on June 18, 2015. Amounts shown do not include amounts paid to Mr. Goranson by Uranerz prior to June 18, 2015.

(14)	Mr. Zang ceased being CFO effective March 1, 2018.
(15)	Mr. White was appointed Vice President, Technical Services of the Corporation’s subsidiary Energy Fuels Resources (USA) Inc. on August 3, 2015 and resigned from that position on February 28, 2019.
(16)	Includes compensation related to automotive vehicles provided to certain qualifying executives.

Incentive Plan Awards

The table below shows the number of Options and RSUs outstanding for each NEO and their value as at December 31, 2018 based on the last trade of Common Shares on the NYSE American prior to the close of business on December 31, 2018 of US$2.85.

Outstanding Share-Based Awards and Option-Based Awards

Name	Number of Securities Underlying Unexercised Options (1)	Option Exercise Price (US$) (1)(2)	Option Expiration Date	Value of Unexercised In-the- Money Options (US$)	Number of Shares or Units of Shares that Have Not Vested (#)(3)	Market or Payout Value of Share-Based Awards that Have Not Vested (US$)	Market or Payout Value of Vested Share- Based Awards Not Paid Out or Distributed (US$)
Stephen P. Antony(4)	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Mark S. Chalmers(5)	Nil	Nil	Nil	Nil	Nil	Nil	Nil
David C. Frydenlund(6)	Nil	Nil	Nil	Nil	Nil	Nil	Nil
W. Paul Goranson(7)	63,750 18,615	4.16 4.48	12/1/2023 6/16/2025	Nil	Nil	Nil	Nil
Daniel G. Zang(8)	Nil	Nil	Nil	Nil	Nil	Nil	Nil
John H. White(9)	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Curtis H. Moore	5,000	6.63	1/23/2019	Nil	Nil	Nil	Nil

Notes:

(1)	The number of Options and the exercise price of the Options have been adjusted to take into account the Consolidation of the Corporation’s shares that took place in 2013.
(2)	The Options were granted and are reported in Canadian dollars and were translated into U.S. dollars at the December 31, 2018 foreign exchange rate of 1 Cdn.$ = $0.7330 US dollar.

(3)

The share-based awards were comprised of RSUs, which were granted during 2017 and 2018. One half of the RSUs vest on the first anniversary of the date of grant, another 25% will vest on the second anniversary of the date of grant and the remaining 25% will vest on the third anniversary of the date of grant. Upon vesting, each RSU entitles the holder thereof to one Common Share without the payment of any additional consideration.

(4)

Mr. Antony was President and CEO until Mr. Mark S. Chalmers was appointed President and COO effective July 1, 2017, after which time Mr. Antony continued as CEO. Mr. Antony retired from his position as CEO effective January 31, 2018, and Mr. Chalmers took over the position effective February 1, 2018.

(5)

Mr. Chalmers joined the Corporation as COO on July 1, 2016, was promoted to President and COO effective July 1, 2017 and to President and CEO effective February 1, 2018, upon the retirement of Stephen P. Antony as CEO of the Corporation on January 31, 2018.

(6)	Mr. Frydenlund was appointed to the office of CFO, General Counsel and Corporate Secretary effective March 2, 2018.
(7)

Mr. Goranson was appointed as Executive Vice President, ISR Operations effective June 18, 2015, as Executive Vice President, Operations effective February 1, 2017 and as COO effective February 14, 2018. From December 2, 2013 to June 18, 2015, Mr. Goranson was President of Uranerz, which became a wholly owned subsidiary of the Corporation on June 18, 2015. Amounts shown do not include amounts paid to Mr. Goranson by Uranerz prior to June 18, 2015.

(8)	Mr. Zang ceased being CFO effective March 1, 2018.
(9)	Mr. White was appointed Vice President, Technical Services of the Corporation’s subsidiary Energy Fuels Resources (USA) Inc. on August 3, 2015 and resigned from that position on February 28, 2019.

Incentive Plan Awards – Value Vested or Earned

Name	Option-Based Awards – Value Vested During the Year (US$)	Share-Based Awards – Value Vested During the Year (US$)	Non-Equity Incentive Plan Compensation – Value Earned During the Year (US$)
Stephen P. Antony(1)	Nil	1,281,543	Nil
Mark S. Chalmers(2)	Nil	109,442	214,375
David C. Frydenlund(3)	Nil	138,302	132,723
W. Paul Goranson(4)	Nil	121,092	132,723
Daniel G. Zang(5)	Nil	133,903	Nil
John H. White(6)	Nil	48,670	14,290
Curtis H. Moore	Nil	47,186	26,823

Notes:

(1)

Mr. Antony was President and CEO until Mr. Mark S. Chalmers was appointed President and COO effective July 1, 2017, after which time Mr. Antony continued as CEO. Mr. Antony retired from his position as CEO effective January 31, 2018, and Mr. Chalmers took over the position effective February 1, 2018.

(2)

Mr. Chalmers joined the Corporation as COO on July 1, 2016, was promoted to President and COO effective July 1, 2017 and to President and CEO effective February 1, 2018, upon the retirement of Stephen P. Antony as CEO of the Corporation on January 31, 2018.

(3)	Mr. Frydenlund was appointed to the office of CFO, General Counsel and Corporate Secretary effective March 2, 2018.
(4)

Mr. Goranson was appointed as Executive Vice President, ISR Operations effective June 18, 2015, as Executive Vice President, Operations effective February 1, 2017 and as COO effective February 14, 2018. From December 2, 2013 to June 18, 2015, Mr. Goranson was President of Uranerz, which became a wholly owned subsidiary of the Corporation on June 18, 2015. Amounts shown do not include amounts paid to Mr. Goranson by Uranerz prior to June 18, 2015.

(5)	Mr. Zang ceased being CFO effective March 1, 2018.
(6)	Mr. White was appointed Vice President, Technical Services of the Corporation’s subsidiary Energy Fuels Resources (USA) Inc. on August 3, 2015 and resigned from that position on February 28, 2019.

Pension Plan Benefits and Deferred Compensation Plans

The Corporation does not provide defined pension plan benefits or any other pension plans that provide for payments or benefits at, following or in connection with retirement to its directors or officers.

The Corporation does not have any deferred compensation plans relating to its NEOs.

The Corporation has a 401(k) plan for the benefit of all its employees. Under the 401(k) plan employees are entitled to contribute up to statutorily permitted amounts, and the Corporation matches 100% of contributions up to the first 3% of base salary, and 50% of contributions up to the next 2% of base salary made by each employee into his or her 401(k) plan.

Employment Agreements and Termination and Change of Control Benefits

The Corporation has employment agreements with each of its current NEOs, which were negotiated on a case-by-case basis.

In response to comments from shareholder advisory firms, the Corporation and its Senior Executive Officers agreed to certain amendments to the Senior Executive Officers’ existing employment agreements in March 2019. Previously, each employment agreement determined severance amounts in the event of a change in control or other eligible termination by multiplying a severance factor (the “Severance Factor”) applicable to each individual Senior Executive Officer by a base amount (the “Base Amount”) equal to the sum of the Senior Executive Officer’s base salary, target cash bonus and target equity award amount. In March 2019, all of the Senior Executive Officer’s employment agreements were amended by deleting the target equity award amount from the Base Amount. In addition, the Severance Factor for the President and CEO was increased from 2.5 to 2.99 and for each of the CFO and COO from 1.5 to 2.0. These amendments have the effect of significantly reducing cash payments on any severance, including a severance resulting from a change in control, and bringing the calculation of the Base Amount more in line with industry practice.

A summary of the material terms of each employment agreement, as amended, is set out below.

The events that trigger payment to an NEO on account of a termination or a change of control are negotiated and documented in each employment contract. These benefits attempt to balance the protection of the employee upon the occurrence of such events with the preservation of the executive base in the event such a change of control occurs. As noted below, there are certain circumstances that trigger payment, vesting of stock options, SARs and/or or RSUs, or the provision of other benefits to an NEO upon termination and change of control.

Mark S. Chalmers

Mr. Chalmers’s employment agreement (the “Chalmers Agreement”), effective February 1, 2018, has a term of two years and will automatically renew for additional one-year terms unless either party provides a notice not to renew at least 90 days prior to the end of the initial two-year term or any subsequent one-year term. Pursuant to the Chalmers Agreement, Mr. Chalmers will be paid an annual salary of US$400,000 (the “Chalmers Base Salary”), subject to review and increase at the discretion of the Corporation. Pursuant to the Chalmers Agreement, Mr. Chalmers will act as President and CEO of the Corporation.

Mr. Chalmers is also entitled to receive benefits such as health insurance, vacation and other benefits consistent with the Corporation’s benefit plans extended to other employees of the Corporation with similar position or level. In addition, Mr. Chalmers has a cash bonus opportunity during each calendar year with a target equal to 50% (the “Chalmers Target Cash Bonus Percentage”) of his Base Salary (the “Chalmers Target Cash Bonus”), in accordance with the Corporation’s STIP, and an equity award opportunity during each calendar year with a target value equal to 100% (the “Chalmers Target Equity Award Percentage”) of his Base Salary (the “Chalmers Target Equity Award”), in accordance with the Corporation’s LTIP.

The Corporation may terminate the Chalmers Agreement for just cause, without just cause or in the event of a disability. Mr. Chalmers may terminate his employment for “good reason” upon occurrence of any of the following: (i) a material reduction or diminution in his level of responsibility or office; (ii) a reduction in the Chalmers Base Salary, Chalmers Target Cash Bonus Percentage or Chalmers Target Equity Award Percentage; or (iii) a proposed forced relocation to another geographic location greater than 50 miles from his current location at the time a move is requested after a change of control.

In the event Mr. Chalmers’s employment is terminated by the Corporation without just cause or upon a disability or by the Corporation giving a notice not to renew the Chalmers Agreement, or Mr. Chalmers elects to resign for good reason, or upon his death, he or his estate will be entitled to severance pay (the “Chalmers Severance Amount”) equal to 2.99 times the sum of the Chalmers Base Salary and the Chalmers Target Cash Bonus for the full year in which the date of termination occurs. The estimated amount payable to Mr. Chalmers in the case of such a termination, assuming that the termination took place on December 31, 2018, would be a cash payment in the amount of the Chalmers Severance Amount of US$1,569,750.

Further, in the event that upon a change of control, Mr. Chalmers’s employment is terminated and/or the successor entity does not assume and agree to perform all of the Corporation’s obligations under Mr. Chalmers’s employment agreement with the Corporation, then Mr. Chalmers’s employment will be deemed to have been terminated without just cause and Mr. Chalmers will be entitled to receive the same Chalmers Severance Amount as described above for a termination without just cause under the normal course. In addition, if Mr. Chalmers’s employment is terminated without just cause or for a disability, or Mr. Chalmers elects to resign for good reason, within 12 months after a change in control, then, in addition to the payment of the Chalmers Severance Amount, all of Mr. Chalmers’ unvested RSUs will automatically vest, all of Mr. Chalmers’s unvested stock options will automatically vest and will be exercisable during the 90-calendar day period following termination, and Mr. Chalmers’ SARs will be exercisable during the 270-calendar day period following termination without any change to the performance or vesting conditions which will still need to be met. The estimated Severance Amount payable to Mr. Chalmers in the case of termination upon a change of control would be a cash payment in the amount of US$1,569,750, plus the value attributable to the accelerated vesting of previously issued RSUs payable in Common Shares of the Corporation of US$630,431, assuming that the triggering event took place on December 31, 2018.

Mr. Chalmers’ employment agreement also provides that if any of the payments or benefits provided or to be provided by the Corporation or its affiliates to Mr. Chalmers or for Mr. Chalmers’ benefit pursuant to the terms of his employment agreement or otherwise as a result of a change in control (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) and would otherwise be subject to the excise tax imposed under Section 4999 of the Code or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Covered Payments does not exceed a specified threshold amount (generally an amount equal to three times Mr. Chalmers’ average annual compensation from the Corporation for the five years preceding the year of the change in control).

If Mr. Chalmers voluntarily retires from the Corporation at any time after the fifth anniversary of the effective date of the Chalmers Agreement, all of Mr. Chalmers’ unvested stock options and RSUs will automatically vest and all of his SARs will be treated the same as in the case of a termination after a change in control.

Mr. Chalmers is subject to non-solicitation provisions during the term of his employment agreement and for a period of 12-months after termination, under which Mr. Chalmers may not solicit any business from any customer, client or business relation of the Corporation, or hire or offer to hire or entice any officer, employee consultant or business relation away from the Corporation.

David C. Frydenlund

Mr. Frydenlund’s employment agreement (the “Frydenlund Agreement”), effective March 2, 2018, has a term of two years and will automatically renew for additional one-year terms unless either party provides a notice not to renew at least 90 days prior to the end of the initial two-year term or any subsequent one-year term. Pursuant to the Frydenlund Agreement, Mr. Frydenlund will be paid an annual salary of US$287,116 (the “Frydenlund Base Salary”), subject to review and increase at the discretion of the Corporation. Pursuant to the Frydenlund Agreement, Mr. Frydenlund will act as CFO, General Counsel and Corporate Secretary of the Corporation.

Mr. Frydenlund is also entitled to receive benefits such as health insurance, vacation and other benefits consistent with the Corporation’s benefit plans extended to other employees of the Corporation with similar position or level. In addition, Mr. Frydenlund has a cash bonus opportunity during each calendar year with a target equal to 40% (the “Frydenlund Target Cash Bonus Percentage”) of his Base Salary (the “Frydenlund Target Cash Bonus”), in accordance with the Corporation’s STIP, and an equity award opportunity during each calendar year with a target value equal to 80% (the “Frydenlund Target Equity Award Percentage”) of his Base Salary (the “Frydenlund Target Equity Award”), in accordance with the Corporation’s LTIP.

The Corporation may terminate the Frydenlund Agreement for just cause, without just cause or in the event of a disability. Mr. Frydenlund may terminate his employment for “good reason” upon occurrence of any of the following: (i) a material reduction or diminution in his level of responsibility or office, provided that ceasing to be the CFO shall not constitute a material reduction or diminution in his level of responsibility or office; (ii) a reduction in the Frydenlund Base Salary, Frydenlund Target Cash Bonus Percentage or Frydenlund Target Equity Award Percentage; or (iii) a proposed forced relocation to another geographic location greater than 50 miles from his current location at the time a move is requested after a change of control.

In the event Mr. Frydenlund’s employment is terminated by the Corporation without just cause or upon a disability or by the Corporation giving a notice not to renew the Frydenlund Agreement, or Mr. Frydenlund elects to resign for good reason, or upon his death, he or his estate will be entitled to severance pay (the “Frydenlund Severance Amount”) equal to 2.0 times the sum of the Frydenlund Base Salary and the Frydenlund Target Cash Bonus for the full year in which the date of termination occurs. The estimated amount payable to Mr. Frydenlund in the case of such a termination, assuming that the termination took place on December 31, 2018, would be a cash payment in the amount of the Frydenlund Severance Amount of US$758,419.

Further, in the event that upon a change of control, Mr. Frydenlund’s employment is terminated and/or the successor entity does not assume and agree to perform all of the Corporation’s obligations under Mr. Frydenlund’s employment agreement with the Corporation, then Mr. Frydenlund’s employment will be deemed to have been terminated without just cause and Mr. Frydenlund will be entitled to receive the same Frydenlund Severance Amount, as described above for a termination without just cause under the normal course. In addition, if Mr. Frydenlund’s employment is terminated without just cause or for a disability, or Mr. Frydenlund elects to resign for good reason, within 12 months after a change in control, then, in addition to the payment of the Frydenlund Severance Amount, all of Mr. Frydenlund’s unvested RSUs will automatically vest, all of Mr. Frydenlund’s unvested stock options will automatically vest and will be exercisable during the 90-calendar day period following termination, and Mr. Frydenlund’s SARs will be exercisable during the 270-calendar day period following termination without any change to the performance or vesting conditions which will still need to be met. The estimated Severance Amount payable to Mr. Frydenlund in the case of termination upon a change of control would be a cash payment in the amount of US$758,419, plus the value attributable to the accelerated vesting of previously issued RSUs payable in Common Shares of the Corporation of US$548,748, assuming that the triggering event took place on December 31, 2018.

Mr. Frydenlund’s employment agreement also provides that if any Covered Payments constitute “parachute payments” within the meaning of the Code and would otherwise be subject to the excise tax imposed under Section 4999 of the Code or any Excise Tax, then the Covered Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Covered Payments does not exceed a specified threshold amount (generally an amount equal to three times Mr. Frydenlund’s average annual compensation from the Corporation for the five years preceding the year of the change in control).

In addition to payment of the Frydenlund Severance Amount and other amounts in either of the circumstances set out above, in the event of any termination, the Corporation will reimburse all direct costs of relocating Mr. Frydenlund and his family to Canada, provided such relocation occurs within 14 months from the date of termination. Such reimbursement will not apply to the extent the costs contemplated are paid by another employer.

Mr. Frydenlund is subject to non-solicitation provisions during the term of his employment agreement and for a period of 12-months after termination, under which Mr. Frydenlund may not solicit any business from any customer, client or business relation of the Corporation, or hire or offer to hire or entice any officer, employee consultant or business relation away from the Corporation.

W. Paul Goranson

Mr. Goranson’s employment agreement (the “Goranson Agreement”), effective February 14, 2018, has a term of two years and will automatically renew for additional one-year terms unless either party provides a notice not to renew at least 90 days prior to the end of the initial two-year term or any subsequent one-year term. Pursuant to the Goranson Agreement, Mr. Goranson will be paid an annual salary of US$287,116 (the “Goranson Base Salary”), subject to review and increase at the discretion of the Corporation. Pursuant to the Goranson Agreement, Mr. Goranson will act as COO of the Corporation.

Mr. Goranson is also entitled to receive benefits such as health insurance, vacation and other benefits consistent with the Corporation’s benefit plans extended to other employees of the Corporation with similar position or level. In addition, Mr. Goranson has a cash bonus opportunity during each calendar year with a target equal to 40% (the “Goranson Target Cash Bonus Percentage”) of his Base Salary (the “Goranson Target Cash Bonus”), in accordance with the Corporation’s STIP, and an equity award opportunity during each calendar year with a target value equal to 80% (the “Goranson Target Equity Award Percentage”) of his Base Salary (the “Goranson Target Equity Award”), in accordance with the Corporation’s LTIP.

The Corporation may terminate the Goranson Agreement for just cause, without just cause or in the event of a disability. Mr. Goranson may terminate his employment for “good reason” upon occurrence of any of the following: (i) a material reduction or diminution in his level of responsibility or office; (ii) a reduction in the Goranson Base Salary, Goranson Target Cash Bonus Percentage or Goranson Target Equity Award Percentage; or (iii) a proposed forced relocation to another geographic location greater than 50 miles from his current location at the time a move is requested after a change of control.

In the event Mr. Goranson’s employment is terminated by the Corporation without just cause or upon a disability or by the Corporation giving a notice not to renew the Goranson Agreement, or Mr. Goranson elects to resign for good reason, or upon his death, he or his estate will be entitled to severance pay (the “Goranson Severance Amount”) equal to 2.0 times the sum of the Goranson Base Salary and the Goranson Target Cash Bonus for the full year in which the date of termination occurs. The estimated amount payable to Mr. Goranson in the case of such a termination, assuming that the termination took place on December 31, 2018, would be a cash payment in the amount of the Goranson Severance amount of US$758,419.

Further, in the event that upon a change of control, Mr. Goranson’s employment is terminated and/or the successor entity does not assume and agree to perform all of the Corporation’s obligations under Mr. Goranson’s employment agreement with the Corporation, then Mr. Goranson’s employment will be deemed to have been terminated without just cause and Mr. Goranson will be entitled to receive the same Goranson Severance Amount as described above for a termination without just cause under the normal course. In addition, if Mr. Goranson’s employment is terminated without just cause or for a disability, or Mr. Goranson elects to resign for good reason, within 12 months after a change in control, then, in addition to the payment of the Goranson Severance Amount, all of Mr. Goranson’s unvested RSUs will automatically vest, all of Mr. Goranson’s unvested stock options will automatically vest and will be exercisable during the 90-calendar day period following termination, and Mr. Goranson’s SARs will be exercisable during the 270-calendar day period following termination without any change to the performance or vesting conditions which will still need to be met. The estimated Severance Amount payable to Mr. Goranson in the case of termination upon a change of control would be a cash payment in the amount of US$758,419, plus the value attributable to the accelerated vesting of previously issued RSUs payable in Common Shares of the Corporation of US$529,385, assuming that the triggering event took place on December 31, 2018.

Mr. Goranson’s employment agreement also provides that if any Covered Payments constitute “parachute payments” within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed under Section 4999 of the Code or any Excise Tax, then the Covered Payments will be reduced (but not below zero) to the extent necessary so that the sum of all Covered Payments does not exceed a specified threshold amount (generally an amount equal to three times Mr. Goranson’s average annual compensation from the Corporation for the five years preceding the year of the change in control).

Mr. Goranson is subject to non-solicitation provisions during the term of his employment agreement and for a period of 12-months after termination, under which Mr. Goranson may not solicit any business from any customer, client or business relation of the Corporation, or hire or offer to hire or entice any officer, employee consultant or business relation away from the Corporation.

Curtis H. Moore

Mr. Moore’s employment agreement (the “Moore Agreement”), effective October 6, 2017, has a term of two years and will automatically renew for additional one-year terms unless either party provides a notice not to renew at least 90 days prior to the end of the initial two-year term or any subsequent one-year term. Pursuant to the Moore Agreement, Mr. Moore will be paid an annual salary of US$186,846 (the “Moore Base Salary”), subject to review and increase at the discretion of the Corporation. Pursuant to the Moore Agreement, Mr. Moore will act as Vice President, Marketing and Corporate Development of the Corporation.

Mr. Moore is also entitled to receive benefits such as health insurance, vacation and other benefits consistent with the Corporation’s benefit plans extended to other employees of the Corporation with similar position or level. In addition to the Moore Base Salary, Mr. Moore will be eligible for the award of annual cash incentive compensation, at the discretion of the CEO of the Corporation. Such award is totally discretionary as determined by the CEO of the Corporation, and it is understood there is no guarantee of any award, let alone an award in any particular amount. Mr. Moore is also eligible to participate in and receive compensation under the Corporation’s Omnibus Equity Incentive Compensation Plan, consistent with the terms of that Plan. Any awards under that Plan are totally discretionary as determined by the CEO of the Corporation, and it is understood there is no guarantee of any award, let alone an award in any particular amount.

The Corporation may terminate the Moore Agreement for just cause, without just cause or in the event of a disability. Mr. Moore may terminate his employment for “good reason” upon occurrence of any of the following: (i) a material reduction or diminution in his level of responsibility or office; (ii) a reduction in the Moore Base Salary; or (iii) a proposed forced relocation to another geographic location greater than 50 miles from his current location at the time a move is requested after a change of control.

In the event Mr. Moore’s employment is terminated by the Corporation without just cause or upon a disability or by the Corporation giving a notice not to renew the Moore Agreement, or Mr. Moore elects to resign for good reason, or upon his death, he or his estate will be entitled to severance pay (the “Moore Severance Amount”) equal to 1.0 (the Moore Severance Factor”) times the sum of the Moore Base Salary for the full year in which the date of termination occurs and an amount equal to the greater of: (A) the Moore Severance Factor times the highest total aggregate cash bonus paid to Mr. Moore in any one of the last three years; or (B) fifteen percent of the Moore Base Salary in effect at the time of such termination. The estimated Moore Severance Amount payable to Mr. Moore in the case of such a termination, assuming that the termination took place on December 31, 2018, would be a cash payment in the amount of US$216,023.

Further, in the event that upon a change of control, Mr. Moore’s employment is terminated and/or the successor entity does not assume and agree to perform all of the Corporation’s obligations under Mr. Moore’s employment agreement with the Corporation, then Mr. Moore’s employment will be deemed to have been terminated without just cause and Mr. Moore will be entitled to receive the same Moore Severance Amount as described above for a termination without just cause under the normal course. In addition, if Mr. Moore’s employment is terminated without just cause or for a disability, or Mr. Moore elects to resign for good reason, within 12 months after a change in control, then, in addition to the payment of the Moore Severance Amount described above, all of Mr. Moore’s unvested RSUs will automatically vest, all of Mr. Moore’s unvested stock options will automatically vest and will be exercisable during the 90-calendar day period following termination, and Mr. Moore’s SARs will be exercisable during the 270-calendar day period following termination without any change to the performance or vesting conditions which will still need to be met. The estimated Severance Amount payable to Mr. Moore in the case of termination upon a change of control would be a cash payment in the amount of US$216,023, plus the value attributable to the accelerated vesting of previously issued RSUs payable in Common Shares of the Corporation of US$193,760, assuming that the triggering event took place on December 31, 2018.

Mr. Moore is subject to non-solicitation provisions during the term of his employment agreement and for a period of 12-months after termination, under which Mr. Moore may not solicit any business from any customer, client or business relation of the Corporation, or hire or offer to hire or entice any officer, employee consultant or business relation away from the Corporation, except however, that Mr. Moore may solicit any utility customer, trading partner, intermediary, broker, investor, strategic partner, joint venture partner, or other similar entity for new business that does not conflict with any active negotiations that were ongoing by the Corporation at the time of the termination.

Compensation Committee Report

Based on the Compensation Committee’s review of the Compensation Discussion and Analysis and discussions with the Board and the Corporation’s management, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this Circular.

Submitted by the members of the Compensation Committee of the Board:

Bruce D. Hansen
Benjamin Eshleman III
Robert W. Kirkland, Chair

Director Compensation

Director Compensation Table

The Corporation’s policy with respect to directors’ compensation was developed by the Board, on recommendation of the Compensation Committee. The following table sets forth the compensation awarded, paid to or earned by the directors of the Corporation during the most recently completed financial year. Directors of the Corporation who are also officers or employees of the Corporation are not compensated for service on the Board; therefore, no fees were payable to Stephen P. Antony prior to his retirement on January 31, 2018 or to Mark S. Chalmers for his service as a director of the Corporation from February 1, 2018 through the end of 2018.

Name (1)	Fees Earned (US$) (2)	Share- Based Awards (US$) (3)(4)	Option- Based Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Pension Value (US$)	All Other Compensation (US$)	Total (US$)
J. Birks Bovaird	40,000	80,000	Nil	Nil	Nil	Nil	120,000
Paul A. Carroll(5)	33,333	66,667	Nil	Nil	Nil	Nil	100,000
Benjamin Eshleman III	30,667	90,900	Nil	Nil	Nil	Nil	121,567
Barbara A. Filas	25,000	50,972	Nil	Nil	Nil	Nil	75,972
Bruce D. Hansen	37,333	74,667	Nil	Nil	Nil	Nil	112,000
Dennis Higgs	30,667	61,333	Nil	Nil	Nil	Nil	92,000

Name (1)	Fees Earned (US$)(2)	Share- Based Awards (US$) (3)(4)	Option- Based Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Pension Value (US$)	All Other Compensation (US$)	Total (US$)
Robert W. Kirkwood	33,333	109,675	Nil	Nil	Nil	Nil	143,008

Notes:

(1)

Barbara A. Filas was appointed to the Board on March 12, 2018. Mark S. Chalmers, the current President and CEO of the Corporation, was appointed to the Board on February 1, 2018. As President and CEO, Mr. Chalmers will not be paid any fees for acting as a director.

(2)	All fees were calculated in U.S. dollars. Messrs. Bovaird, Carroll, and Higgs were then paid in Cdn$ equivalents based on rates at the time of payment.
(3)

The share-based awards were comprised of RSUs, which were granted during 2018. One half of the RSUs issued in 2018 vested on January 27, 2019, another 25% will vest on January 27, 2020 and the remaining 25% will vest on January 27, 2021. Upon vesting, each RSU entitles the holder thereof to one Common Share without the payment of any additional consideration.

(4)

Messrs. Eshleman and Kirkwood were appointed to the Board after the annual RSU grants in 2017 and were not issued any RSUs for their services in 2017. In order to make up for that oversite, Mr. Eshleman and Mr. Kirkwood were issued additional RSUs in 2018 equal to the number of RSUs they would have received in 2017, pro rated for the number of days of service after their appointments on May 30, 2017.

(5)	Mr. Carroll will not be standing for re-election at the Meeting.

Retainer and Meeting Fees

The Corporation’s director compensation program is designed to enable the Corporation to attract and retain highly qualified individuals to serve as directors. Based on advice from the Harlon Group, to ensure that the compensation payable to the Corporation’s directors is in line with the peer group used for determining NEO compensation, and on recommendation of the Compensation Committee, during 2018, the compensation payable to directors, which is paid only to non-employee directors, was:

  annual retainer for board member of US$30,667;
  annual retainer for committee (other than Audit Committee) Chairs of US$33,333;
  annual retainer for audit committee Chair of US$37,333;
  annual retainer for Chair of the Board of US$40,000;
  reimbursement of related travel and out-of-pocket expenses; and
  no additional fees for attendance at Board or committee meetings.

Incentive Plan Awards

The table below shows the number of stock options and RSUs outstanding for each director (other than Mr. Antony and Mr. Chalmers) and their value as at December 31, 2018 based on the last trade of the Common Shares on the NYSE American prior to the close of business on December 31, 2018 of US$2.85.

Outstanding Share-Based Awards and Option-Based Awards as at December 31, 2018

Name(2)	Option-Based Awards				Share-Based Awards(1)
	Number of Securities Underlying Unexercised Options (3)	Option Exercise Price (US$)(3)(4)	Option Expiration Date	Value of Unexercised In- the-Money Options (US$)	Number of Shares or Units of Shares that Have Not Vested	Market or Payout Value of Share-Based Awards that Have Not Vested (US$)
J. Birks Bovaird (Chair)	10,000	5.87	1/23/2019	Nil	74,912	213,499
Paul A. Carroll(5)	10,000	5.87	1/23/2019	Nil	62,426	177,914
Benjamin Eshleman III	Nil	Nil	Nil	Nil	58,985	168,107
Barbara A. Filas	Nil	Nil	Nil	Nil	29,294	83,488
Bruce D. Hansen	10,000	5.87	1/23/2019	Nil	69,989	199,469
Dennis Higgs	8,925 17,212 17,212 27,412 18,615	5.22 7.42 5.18 4.79 4.48	1/5/2020 12/12/2021 12/16/2022 7/11/2023 1/16/2025	Nil Nil Nil Nil Nil	57,550	164,018
Robert W. Kirkwood	Nil	Nil	Nil	Nil	64,113	182,722

Notes:

(1)

The share-based awards were comprised of RSUs, which were granted during 2017 and 2018. One half of the RSUs vest on the first anniversary of the date of grant, another 25% will vest on the second anniversary of the date of grant and the remaining 25% will vest on the third anniversary of the date of grant. Upon vesting, each RSU entitles the holder thereof to one Common Share without the payment of any additional consideration;

(2)

Barbara A. Filas was appointed to the Board on March 12, 2018. Mark S. Chalmers, the current President and CEO of the Corporation, was appointed to the Board on February 1, 2018. As President and CEO, Mr. Chalmers will not be paid any fees or equity grants for acting as a director;

(3)	The number of options and the exercise price of the options have been adjusted to take into account the Consolidation.
(4)	The Options were granted and are reported in Canadian dollars and were translated into U.S. dollars at the December 31, 2018 foreign exchange rate of 1 Cdn.$ = $0.7330 U.S. dollar.
(5)	Mr. Carroll will not be standing for re-election at the Meeting.

Incentive Plan Awards – Value Vested or Earned During the 12-Month Period Ended December 31, 2018

Name (1)	Option-Based Awards – Value Vested During the Year (US$)	Share-Based Awards – Value Vested During the Year (US$)(2)	Non-Equity Incentive Plan Compensation – Value Earned During the Year (US$)
J. Birks Bovaird	Nil	124,440	Nil
Paul A. Carroll(3)	Nil	103,698	Nil
Benjamin Eshleman III	Nil	85,825	Nil
Barbara A. Filas	Nil	42,623	Nil
Bruce D. Hansen	Nil	116,484	Nil
Dennis L. Higgs	Nil	95,745	Nil
Robert W. Kirkwood	Nil	93,286	Nil

Notes:

(1)

Barbara A. Filas was appointed to the Board on March 12, 2018. Mark S. Chalmers, the current President and CEO of the Corporation, was appointed to the Board on February 1, 2018. As President and CEO, Mr. Chalmers will not be paid any fees or equity grants for acting as a director.

(2)

The value of share-based awards vesting, reported herein, reflect previously granted RSUs that vested in 2018, and include the value of those shares withheld from issuance to cover the Directors’ respective tax withholding obligations (with the exception of U.S.- based Directors, who are not considered employees of the Corporation).

(3)	Mr. Carroll will not be standing for re-election at the Meeting.

Share Ownership Requirement

At its meeting held on January 23, 2014, the Board adopted a share ownership requirement for Board members. It provides that all non-employee directors must own a requisite number of Common Shares by the later of five years from the commencement of their directorship or the date on which the Common Share ownership requirement was adopted. Under this requirement, non-employee directors are required to own Common Shares with a value equal to twice the value of their annual director retainers. The Common Shares are valued at the higher of the price they were acquired or the year-end closing price of the Common Shares on the TSX or NYSE American for the previous year. Further, until such time as a non-employee director reaches his or her share ownership requirement, the non-employee director is required to hold 50% of all Common Shares received upon exercise of stock options (net of any Common Shares utilized to pay for the exercise price of the option and tax withholding) and shall not otherwise sell or transfer any Common Shares. This requirement does not apply to a nominee of a shareholder of the Corporation pursuant to a contractual right of the shareholder to nominate one or more directors to the Board. All of the directors of the Corporation are currently in compliance with this policy.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2018, concerning options and RSUs outstanding pursuant to the Equity Incentive Plan as well as outstanding Uranerz Replacement Options (defined below, see “Uranerz Replacement Options”), which have been approved by shareholders:

Plan Category	Number of Common Shares to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights (US$) (1)(3)	Number of Common Shares remaining available for future issuance (1)
Energy Fuels Omnibus Equity Incentive Plan	2,649,438(2)	3.54	6,495,069
Uranerz Replacement Options	663,503	5.87	Nil
Total	3,415,705	3.84	6,495,069

Notes:

(1)	The number of Common Shares, and the exercise price thereof, has been adjusted to take into account the Consolidation.
(2)

Includes 1,069,251 stock options and 1,580,187 RSUs. With a few exceptions, each RSU generally vests as to 50% one year after the date of grant, as to another 25% two years after the date of grant and as to the remaining 25% three years after the date of grant. Upon vesting, each RSU entitles the holder to receive one Common Share without any additional payment.

(3)	1,580,187 RSUs have been excluded from the weighted average exercise price because they have no exercise price.

2018 Amended and Restated Omnibus Equity Incentive Compensation Plan

Summary of Equity Incentive Plan

The following is a summary of the principal terms of the Equity Incentive Plan, which is qualified in its entirety by reference to the text of the Equity Incentive Plan. The Board or a committee authorized by the Board (the “Committee”) is responsible for administering the Equity Incentive Plan.

The annual burn rate under the Equity Incentive Plan, as defined by Section 613(p) of the TSX Company Manual, is the number of securities granted under the arrangement during the applicable fiscal year2 divided by the weighted average number of securities outstanding for the applicable fiscal year, for the years ended December 31, 2018, 2017 and 2016, respectively, are as follows:

______________________________________________________
2 For purposes of this table, all equity is reported in the year granted, not necessarily earned.

	2018	2017	2016
Weighted Average Number of Securities Outstanding	83,475,399	70,859,107	56,441,058
Options Granted	442,956	738,893	449,537
RSUs Granted	1,191,132	1,390,705	1,205,336
Total Securities Awarded under the Arrangement	1,634,088	2,129,598	1,654,873
Burn Rate	2.0%	3.0%	2.9%

The Equity Incentive Plan will permit the Committee to grant awards (“Awards”) to eligible participants thereunder (“Participants”) for non-qualified stock options (“NQSOs”), incentive stock options (“ISOs” and together with NQSOs, “Options”), SARs, restricted stock (“Restricted Stock”), RSUs, deferred share units (“DSUs”), performance shares (“Performance Shares”), performance units (“Performance Units”) and stock-based awards (“SBAs”) to Eligible Participants.

The number of Common Shares reserved for issuance under the Equity Incentive Plan shall not exceed 10% of the then issued and outstanding Common Shares from time to time. Subject to applicable law, the requirements of the TSX or the NYSE American and any shareholder or other approval which may be required, the Board may in its discretion amend the Plan to increase such limit without notice to any Participants. The number of Common Shares reserved for issuance to insiders of the Corporation pursuant to the Equity Incentive Plan together with all other share compensation arrangements shall not exceed 10% of the outstanding Common Shares. Within any one-year period, the number of Common Shares issued to insiders pursuant to the Equity Incentive Plan and all other share compensation arrangements of the Corporation will not exceed an aggregate of 10% of the outstanding Common Shares.

Pursuant to the rules of the TSX, since the Equity Incentive Plan provides for a maximum number of Common Shares issuable thereunder based on a percentage of the outstanding Common Shares from time to time, the Equity Incentive Plan must be renewed by approval of the shareholders of the Corporation every three years.

Options

The exercise price for any Option granted pursuant to the Equity Incentive Plan will be determined by the Committee and specified in the Award Agreement, provided however, that the price will not be less than the fair market value (the “FMV”) of the Common Shares on the day of grant (which cannot be less than the greater of (a) the volume weighted average trading price of the Common Shares on the TSX or the NYSE American for the five trading days immediately prior to the grant date; or (b) the closing price of the Corporation’s Common Shares on the TSX or the NYSE American on the trading day immediately prior to the grant date), provided further, that the exercise price for an ISO granted to a holder of 10% or more of the Corporation’s Common Shares (a “Significant Shareholder”) shall not be less than 110% of the FMV.

Options will expire at such time as the Committee determines at the time of grant; provided, however that no Option will be exercisable later than the tenth anniversary date of its grant and, provided further, that no ISO granted to a Significant Shareholder shall be exercisable after the expiration of five years from the date of grant, except where the expiry date of any NQSO would occur in a blackout period or within five days after the end of a blackout period, in which case the expiry date will be automatically extended to the tenth business day following the last day of a blackout period.

SARs

A stock appreciation right or an SAR entitles the holder to receive the difference between the FMV of a Common Share on the date of exercise and the grant price. The grant price of an SAR will be determined by the Committee and specified in the Award Agreement. The price will not be less than the FMV of the Corporation’s Common Shares on the day of grant.

Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Corporation in an amount representing the difference between the FMV of the underlying Common Shares on the date of exercise over the grant price. At the discretion of the Committee, the payment may be in cash, Common Shares or some combination thereof.

Restricted Stock and RSUs

Restricted Stock are awards of Common Shares that are subject to forfeiture based on the passage of time, the achievement of performance criteria, and/or the occurrence of other events, over a period of time, as determined by the Committee. RSUs are similar to Restricted Stock but provide a right to receive Common Shares or cash or a combination of the two upon settlement.

To the extent required by law, holders of Restricted Stock shall have voting rights during the restricted period; however, holders of RSUs shall have no voting rights until and unless Common Shares are issued on the settlement of such RSUs.

DSUs

DSUs are awards denominated in units that provide the holder with a right to receive Common Shares or cash or a combination of the two upon settlement.

Performance Shares and Performance Share Units

Performance Shares are awards, denominated in Common Shares, the value of which, at the time they are payable, are determined as a function of the extent to which corresponding performance criteria have been achieved. Performance Units are equivalent to Performance Shares but are denominated in units. The extent to which the performance criteria are met will determine the ultimate value and/or number of Performance Shares or Performance Units that will be paid to the Participant.

The Committee may pay earned Performance Shares or Performance Units in the form of cash or Common Shares equal to the value of the Performance Share or Performance Unit at the end of the performance period. The Committee may determine that holders of Performance Shares or Performance Units be credited with consideration equivalent to dividends declared by the Board and paid on outstanding Common Shares.

SBAs

The Committee may, to the extent permitted by the TSX and the NYSE American, as applicable, grant other types of equity-based or equity-related Awards not otherwise described by the terms of the Equity Incentive Plan in such amounts and subject to such terms and conditions as the Committee determines. Such SBAs may involve the transfer of actual Common Shares to Participants, or payment in cash or otherwise of amounts based on the value of Common.

Cessation of Awards

Upon termination of the Participant’s employment or term of office or engagement with the Corporation for any reason other than death: (i) any of the Options held by the Participant that are exercisable on the termination date continue to be exercisable until the earlier of three months (six months in the case of a voluntary retirement) after the termination date and the date on which the exercise period of the Option expires, and any Options that have not vested at the termination date shall immediately expire; (ii) any RSUs held by a Participant that have vested at the termination date will be paid to the Participant and any RSUs that have not vested at the termination date will be immediately cancelled unless otherwise determined by the Committee ; and (iii) the treatment for all other types of Awards shall be as set out in the applicable Award agreement.

Corporate Reorganization and Change of Control

In connection with a Corporate Reorganization, the Committee will have the discretion to permit a holder of Options to purchase, and the holder shall be required to accept, on the exercise of such Option, in lieu of Common Shares, securities or other property that the holder would have been entitled to receive as a result of the Corporate Reorganization if that holder had owned all Common Shares that were subject to the Option.

In the event of a Change of Control (as defined in the Equity Incentive Plan), subject to applicable laws and rules and regulations of a national exchange or market on which the Common Shares are listed or as otherwise provided in any Award agreement, (a) all Options and SARs shall be accelerated to become immediately exercisable; (b) all restrictions imposed on Restricted Stock and RSUs shall lapse and RSUs shall be immediately settled and payable; (c) target payout opportunities attainable under all outstanding Awards of performance-based Restricted Stock, performance-based RSUs, Performance Units and Performance Shares shall be deemed to have been fully earned; (d) unless otherwise specifically provided in a written agreement entered into between the Participant and the Corporation or an Affiliate, the Committee shall immediately cause all other Stock-Based Awards to vest and be paid out as determined by the Committee, and (e) the Committee will have discretion to cancel all outstanding Awards, and the value of such Awards will be paid in cash based on the change of control price.

Notwithstanding the above, no acceleration of vesting, cancellation, lapsing of restrictions, payment of an Award, cash settlement or other payment will occur with respect to an Award if the Committee determines, in good faith, that the Award will be honoured, assumed or substituted by a successor corporation, provided that such honoured, assumed or substituted Award must: (a) be based on stock which is traded on the TSX and/or the NYSE American or another established securities market in the United States; (b) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award; (c) recognize, for the purpose of vesting provisions, the time that the Award has been held prior to the Change of Control; (d) have substantially equivalent economic value to such Award; and (e) have terms and conditions which provide that in the event a Participant’s employment with the Corporation, and affiliate or a successor Corporation is involuntarily terminated or constructively terminated at any time within twelve months of the Change of Control, any conditions on a Participant’s rights under, or any restrictions on transfer or exercisability applicable to such alternative Award shall be waived or shall lapse, as the case may be.

Amending the Equity Incentive Plan

Except as set out below, and as otherwise provided by law or stock exchange rules, the Equity Incentive Plan may be amended, altered modified, suspended or terminated by the Committee at any time, without notice or approval from shareholders, including but not limited to for the purposes of:

(a)	making any acceleration of or other amendments to the general vesting provisions of any Award;

(b)

waiving any termination of, extending the expiry date of, or making any other amendments to the general term of any Award or exercise period thereunder provided that no Award held by an insider may be extended beyond its original expiry date;

(c)	making any amendments to add covenants or obligations of the Corporation for the protection of Participants;

(d)

making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, it may be expedient to make, including amendments that are desirable as a result of changes in law or as a “housekeeping” matter; or

(e)	making such changes or corrections which are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error.

Amendments requiring the prior approval of the Corporation’s shareholders are: (i) a reduction in the price of a previously granted Option or SAR benefitting an insider; (ii) an increase in the total number of Common Shares available under the Equity Incentive Plan or the total number of Common Shares available for ISOs; (iii) an increase to the limit on the number of Common Shares issued or issuable to insiders; (iv) an extension of the expiry date of an Option or SAR other than in relation to a blackout period; and (v) any amendment to the amendment provisions of the Equity Incentive Plan.

Uranerz Replacement Options

On June 18, 2015, in connection with the acquisition of Uranerz, the Corporation issued 2,048,000 stock options of the Corporation, by assuming the then-existing options granted pursuant to the Uranerz 2005 Stock Option Plan, as amended on June 10, 2009 (the “2005 Stock Option Plan”). As of the date hereof, there are 491,888 stock options outstanding under the 2005 Stock Option Plan (the “Uranerz Replacement Options”). These options are now exercisable for Common Shares of the Corporation, adjusted to take into account the share exchange ratio applicable to that acquisition. No further stock options will be granted pursuant to the 2005 Stock Option Plan. The options have varying expiry dates with the last options expiring in June 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED SHAREHOLDER MATTERS

The following tables set forth information as of April 9, 2019 regarding the ownership of our Common Shares by each NEO, each director and all directors and NEOs as a group. Except as set out below, the Corporation is not aware of any person who owns more than 5% of our Common Shares.

The number of Common Shares beneficially owned and the percentage of common shares beneficially owned are based on a total of 93,417,446 Common Shares issued and outstanding as of April 9, 2019.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Common Shares subject to options that are exercisable within 60 days following April 9, 2019 are deemed to be outstanding and beneficially owned by the optionee or holder for the purpose of computing share and percentage ownership of that optionee or holder but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. No RSUs vest within 60 days after April 9, 2019. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole or shared voting and investment power for all Common Shares shown as beneficially owned by them.

As of April 9, 2019, there were 93,417,446 Common Shares issued and outstanding as fully paid and non-assessable and carrying a right to one vote per share. The following table sets forth certain information regarding the direct ownership of Common Shares as of April 9, 2019 by: (i) each of Energy Fuels’ directors; (ii) each of Energy Fuels’ NEOs; and (iii) all of Energy Fuels’ NEOs and directors as a group.

Beneficial ownership

Beneficial Owner (Named Executive Officers and Directors)(1)(2)	Shares of Common Stock Currently Owned	Shares of Common Stock Acquirable Within 60 days(3)	Total	Percent of Class(4)
J. Birks Bovaird	79,295	Nil	79,295	0.085%
Paul A. Carroll(9)	46,234	Nil	46,234	0.049%
Mark S. Chalmers	122,976	Nil	122,976	0.132%
Benjamin Eshleman III(5)	4,185,070	Nil	4,185,070	4.480%
Barbara A. Filas(6)	14,647	Nil	14,647	0.016%
David C. Frydenlund	153,289	Nil	153,289	0.164%
W. Paul Goranson	153,211	82,365	235,576	0.252%
Bruce D. Hansen	102,935	Nil	102,935	0.110%
Dennis L. Higgs	287,021	89,376	376,397	0.403%
Robert W. Kirkwood(7)	423,915	Nil	423,915	0.454%
Curtis H. Moore	50,297	5,000	55,297	0.059%
Current Directors and Named Executive Officers as a Group (11 total)(8)	5,618,890	176,741	5,795,631	6.204%

Notes:

(1)	Except as otherwise indicated, the address for each beneficial owner is 225 Union Blvd., Suite 600, Lakewood, Colorado 80228.
(2)

Stephen P. Antony, our former CEO, and Daniel G. Zang, our former CFO, were named executive officers during the financial year ended December 31, 2018. Mr. Antony retired from his position effective January 31, 2018 and Mr. Zang ceased being CFO effective March 1, 2018, and Mr. White ceased being Vice President, Technical Services of the Corporation’s subsidiary, Energy Fuels Resources (USA) Inc. on February 28, 2019. As a result, none of these individuals are included in this table.

(3)

With respect to Energy Fuels’ NEOs and Energy Fuels’ directors, this amount includes common shares, which could be acquired upon exercise of stock options which are either currently vested and exercisable or will vest and become exercisable within 60 days after April 8, 2019. No RSUs vest within 60 days after April 9, 2019.

(4)	Based on 93,417,446 Common Shares outstanding on April 9, 2019.
(5)

Benjamin Eshleman III has an indirect beneficial interest in Common Shares of the Corporation as follows: 1,051,717 held by Jones Ranch Unproven Limited Partnership; 185,459 held by Mesteña Unproven Limited Partnership; and 2,862,304 held by Mesteña, LLC. In total, these indirect beneficial interests in Common Shares represent 4.388% of the Class. Mr. Eshleman does not have any direct beneficial interest in Common Shares of the Corporation, other than unvested restricted stock units that will not become exercisable within 60 days after April 9, 2019.

(6)	Barbara A. Filas was appointed to the Board on March 12, 2018.
(7)

Robert W. Kirkwood has an indirect beneficial interest in Common Shares of the Corporation as follows: 211,275 held by Kirkwood Son Trust #2. Mr. Kirkwood has a direct beneficial interest in the remaining 212,640 Common Shares reported. In total, this indirect beneficial interest in Common Shares represents 0.226% of the class.

(8)	The percent of class of Common Shares both directly and indirectly held by the Officers and Directors of the Corporation, excluding shares of common stock acquirable within 60 days, is 0.096%.
(9)	Mr. Carroll will not be standing for re-election at the Meeting.

INTEREST OF MANAGEMENT & OTHERS IN MATERIAL TRANSACTIONS

The Corporation reviews all known relationships and transactions in which the Corporation and its directors and executive officers or their immediate family members are participants to determine whether they qualify for disclosure as a transaction with related persons under Item 404(a) of Regulation S-K of the Exchange Act. We screen for these relationships and transactions through the annual circulation of a Directors and Officers Questionnaire, or a “D&O Questionnaire,” to each member of the board of directors and each of our officers who is a reporting person under Section 16 of the Exchange Act. The D&O Questionnaire contains questions intended to identify related persons and transactions between the Corporation and related persons. The Corporation’s Code of Business Conduct and Ethics requires that any situation that presents an actual or potential conflict between a director, officer or employee’s personal interest and the interests of the Corporation must be reported to the Corporation’s General Counsel or, in the case of reports by directors, to the Chair of the Corporation’s Audit Committee. Generally, any related-party transaction that would require disclosure pursuant to Item 404 of Regulation S-K would require prior approval. Any waivers from these requirements that are granted for the benefit of the Corporation’s directors or executive officers must be granted by the Board of Directors of the Corporation.

Except as described in this circular, no (i) officer, director, promoter or affiliate of the Corporation, (ii) proposed director of the Corporation, or (iii) associate or affiliate of any of the foregoing persons, has had any material interest, direct or indirect, in any transaction during the two fiscal years ended December 31, 2018 and 2017 or in any proposed transaction which has materially affected or would materially affect the Corporation or its subsidiaries.

On May 17, 2017, the Board of Directors of the Corporation appointed Robert W. Kirkwood and Benjamin Eshleman III to the Board of Directors of the Corporation.

Mr. Kirkwood is a principal of the Kirkwood Companies, including Kirkwood Oil and Gas LLC, Wesco Operating, Inc., and United Nuclear LLC (“United Nuclear”). United Nuclear, owns a 19% interest in the Corporation’s Arkose Mining Venture, while the Corporation owns the remaining 81%. The Corporation acts as manager of the Arkose Mining Venture and has management and control over operations carried out by the Arkose Mining Venture. The Arkose Mining Venture is a contractual joint venture governed by a venture agreement dated as of January 15, 2008 entered into by Uranerz Energy Corporation (a subsidiary of the Corporation) and United Nuclear (the “Venture Agreement”).

United Nuclear contributed $0.37 million to the expenses of the Arkose Joint Venture based on the approved budget for the twelve months ended December 31, 2017.

Mr. Benjamin Eshleman III is President of Mesteña, LLC, which became a shareholder of the Corporation through the Corporation’s acquisition of Mesteña Uranium, L.L.C (now Alta Mesa LLC) in June 2016 through the issuance of 4,551,284 common shares of the Corporation to the direction of the Sellers (of which 2,862,304 common shares of the Corporation are currently held by the Sellers). In connection with the purchase agreement, one of the acquired companies (the “Acquired Companies”), Leoncito Project, L.L.C. entered into an Amended and Restated Uranium Testing Permit and Lease Option Agreement with Mesteña Unproven, Ltd., Jones Ranch Minerals Unproven, Ltd and Mesteña Proven, Ltd. (collectively the “Grantors”), which requires Leoncito Project, L.L.C. to make a payment in the amount of $0.60 million to the Grantors in June 2019 (of which up to 50% may be paid in common shares of the Corporation at the Corporation’s election). At December 31, 2018, the Corporation has accrued $0.50 million of this liability on the balance sheet. The Grantors are managed by Mesteña, LLC.

Pursuant to the purchase agreement, the Alta Mesa Properties held by the Acquired Companies are subject to a royalty of 3.125% of the value of the recovered U3O8  from the Alta Mesa Properties sold at a price of $65.00 per pound or less, 6.25% of the value of the recovered U3O8 from the Alta Mesa Properties sold at a price greater than $65.00 per pound and up to and including $95.00 per pound, and 7.5% of the value of the recovered U3O8 from the Alta Mesa Properties sold at a price greater than $95.00 per pound. The royalties are held by the Sellers, and Mr. Eshleman and his extended family hold all of the ownership interests in the Sellers. In addition, Mr. Eshleman and certain members of his extended family are parties to surface use agreements that entitle them to surface use payments from the Acquired Companies in certain circumstances. The Alta Mesa Properties are currently being maintained on standby to enable the Corporation to restart operations as market conditions warrant. Due to the price of U3O8, the Corporation did not pay any royalty payments or surface use payments to the Sellers or to Mr.Eshleman or his immediate family members in the year ended December 31, 2018. Pursuant to the purchase agreement, surface use payments from June 2016 through December 31, 2018 have been deferred until June 30, 2019 at which time the Corporation will pay $1.35 million to settle this obligation. As of December 31, 2018, the Corporation has accrued $1.35 million of this liability on the balance sheet.

AUDIT COMMITTEE DISCLOSURE

The Corporation has a separately designated standing audit committee (the “Audit Committee”) which complies with Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the requirements of the Corporation Guide. The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act. The directors of the Corporation have determined that each member of the Audit Committee is considered to be “independent” and “financially literate” within the meaning of National Instrument 52-110 – Audit Committees (“NI 52-110”). The Board has further determined that at least one member of the Audit Committee qualifies as a financial expert (as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act), and that each member of the Audit Committee is financially sophisticated, as determined in accordance with Section 803B(2)(iii) of the Corporation Guide, and is independent (as determined under Exchange Act Rule 10A-3 and section 803A and 803B of the Corporation Guide). The current members of the Corporation’s Audit Committee are: J. Birks Bovaird, Paul A. Carroll and Bruce D. Hansen. Bruce D. Hansen is the Chair of the Audit Committee. Mr. Hansen is a financial expert, having served as CEO and a Director of General Moly since 2007, and additionally as its CFO since May 2017. In addition, Mr. Hansen was CFO of Newmont Mining Corporation from 1999 to 2005.

The Board has adopted a Charter for the Audit Committee which sets out the Committee’s mandate, organization, powers and responsibilities. A copy of the Audit Committee charter can be found on our website at www.energyfuels.com. Our Audit Committee Charter complies with Rule 10A-3 and the requirements of the NYSE American, as well as applicable requirements of the Ontario Securities Commission (the “OSC”), the Toronto Stock Exchange (the “TSX”), the SEC and the NYSE American. During the fiscal year ended December 31, 2018, the Audit Committee met five times.

The Audit Committee is a committee established and appointed by and among the Board to assist the Board in fulfilling its oversight responsibilities with respect to the Corporation. In so doing, the Audit Committee provides an avenue of communication among the external auditor, management, and the Board. The Committee’s purpose is to ensure the integrity of financial reporting and the audit process, and that sound risk management and internal control systems are developed and maintained. In pursuing these objectives, the Audit Committee oversees relations with the external auditor, reviews the effectiveness of the internal audit function, and oversees the accounting and financial reporting processes of the Corporation and audits of financial statements of the Corporation.

No member of the Committee may earn fees from the Corporation or any of its subsidiaries, including any consulting, advisory or other compensatory fees, other than Directors' fees or committee member fees (which fees may include cash, options or other in-kind consideration ordinarily available to directors).

Principal Accountant Fees and Services

Year Ended	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees(4)
December 31, 2018	$408,000	$126,000	$31,724	Nil
December 31, 2017	$395,000	$110,000	$37,381	Nil

Notes:

(1) “Audit Fees” are the aggregate fees billed by KPMG in auditing the Corporation’s annual financial statements
(2) “Audit Related Fees” are fees billed by KPMG for the assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s statements or as related to a prospectus.
(3) “Tax Fees” are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning.
(4) “All Other Fees” consist of fees for product and services other than the services reported above.

Policy on Pre-Approval by our Audit Committee of Services Performed by Independent Auditors

Pursuant to the Audit Committee Charter, the Audit Committee has the responsibility to review and approve the fees charged by the external auditors for audit services, and to review and approve all services other than audit services to be provided by the external auditors, and associated fees. All engagements and fees for the fiscal year ended December 31, 2018 were pre-approved by the Audit Committee.

The Corporation also has in place a “Policy for Hiring Members (or Former Members) of Independent Public Auditors.” Such Policy mandates that the Corporation or its subsidiaries will not hire any person in a Financial Reporting Oversight Role, as defined therein, during a fiscal period unless the individual is not a Member of the Audit Engagement Team (defined as the lead partner, the concurring partner or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services for the Corporation during the relevant period) at any time during the fiscal period and had not been a Member of the Audit Engagement Team during the one year period preceding the Initiation of the Audit (defined for a fiscal period as the day after the Form 10-K covering the previous fiscal period is filed with the SEC) for the fiscal period.

Audit Committee Report

In the course of providing its oversight responsibilities regarding the Corporation’s financial statements for the year ended December 31, 2018, the Audit Committee reviewed and discussed the audited financial statements, which appear in our Annual Report on Form 10-K, with management and our independent auditors. The Audit Committee reviewed accounting principles, practices and judgments as well as the adequacy and clarity of the notes to the financial statements.

Since the commencement of our most recently completed fiscal year, our Board has not failed to adopt a recommendation of the Audit Committee to nominate or compensate an external auditor.

The Audit Committee reviewed the independence and performance of the independent auditors who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, and such other matters as required to be communicated by the independent auditors in accordance with Statement on Auditing Standards 61, as superseded by Statement of Auditing Standard 114 – the Auditor’s Communication with those Charged with Governance.

The Audit Committee meets regularly with the independent auditors to discuss their audit plans, scope and timing on a regular basis, without management present in executive sessions. The Audit Committee met five times during the fiscal year ended December 31, 2018. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable standards of the Public Corporation Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence as may be modified or supplemented, concerning its independence as required under applicable standards for auditors of public companies.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report to Shareholders on Form 10-K for the year ended December 31, 2018. The Audit Committee and the Board have also recommended the appointment of KPMG LLP as independent auditors for the Corporation for the fiscal year ending December 31, 2019.

Submitted by the Audit Committee Members:
J. Birks Bovaird
Paul A. Carroll
Bruce D. Hansen, Chair

CORPORATE GOVERNANCE DISCLOSURE

The Board is currently comprised of eight directors, however only seven are nominated for election as directors of the Corporation at the Meeting.

The Board is responsible for determining whether or not each director is independent. This assessment is made in accordance with standards set forth in Section 803 of the Corporation Guide, as well as NI 52-110, and the Corporation’s corporate governance policies. Under NI 52-110, a director is considered to be unrelated and independent by the Board if the Board determines that the director has no direct or indirect material relationship with the Corporation. A material relationship is a relationship that could, in the view of the Board, be reasonably expected to interfere with the exercise of the director’s judgment independent of management. With the assistance of the Governance and Nominating Committee, the Board reviews each director’s independence annually and upon the appointment or election of a new director. The Board last considered this matter at its meeting on March 28, 2019.

Seven of the eight directors are considered by the Board to be independent within the meaning of NI 52-110 and Section 803A of the Corporation Guide. Mark S. Chalmers is not an independent director as he is the President and CEO of the Corporation. However, each of the remaining directors, namely, J. Birks Bovaird, Paul A. Carroll, Benjamin Eshleman III, Barbara A. Filas, Bruce D. Hansen, Dennis L. Higgs, and Robert W. Kirkwood, are independent directors of the Corporation since none have been an executive officer or employee of the Corporation during the last three years, nor has a relationship that would interfere with the exercise of independent judgement in carrying out the responsibilities as a director.

The Chair of the Board, and the Chairs of all of the Board’s Committees are independent directors.

A number of directors of the Corporation are also directors of other reporting issuers. See “Particulars of Matters to be Acted Upon at the Meeting – Election of Directors.”

The Chair of the Board, J. Birks Bovaird, is not a member of management and is an unrelated and independent director. One of his principal responsibilities is to oversee the Board processes so that it operates efficiently and effectively in carrying out its duties and to act as a liaison between the Board and management.

The independent directors of the Board are encouraged by the Board to hold private sessions as such independent directors deem necessary in the circumstances. In the year ended December 31, 2018, the independent directors held separate in camera sessions following eight Board meetings and had informal discussions from time to time. The four committees likewise hold in-camera sessions with their independent members on a frequent basis, as necessary for the effective governance of the Corporation.

The Board held a total of eight meetings during the year ended December 31, 2018. The following table shows the number of Board meetings each director attended during that period.

Name	Number of Board Meetings Held While a Director	Number of Board Meetings Attended
J. Birks Bovaird	8	8
Stephen P. Antony(2)	1	1
Paul A. Carroll(3)	8	7
Mark S. Chalmers(1)	7	7
Benjamin Eshleman III	8	7
Barbara A. Filas(1)	6	6
Bruce D. Hansen	8	8
Dennis Higgs	8	8
Robert W. Kirkwood	8	8

Notes:

(1)	Barbara A. Filas was appointed to the Board on March 12, 2018. Mark S. Chalmers, the current President and CEO of the Corporation, was appointed to the Board on February 1, 2018.

(2)	Stephen P. Antony retired from his position as CEO effective January 31, 2018, at which time he retired from the Board.
(3)	Mr. Carroll will not be standing for re-election at the Meeting.

During 2018, each director attended more than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which he or she served (during the periods the he or she served).

Board members are not required, but are expected to make every effort, to attend the Annual Meeting of shareholders.

Board Mandate

The Board’s mandate is set out in the Corporation’s Corporate Governance Manual, as approved by the Board, and reviewed on an annual basis. The Board is responsible, directly and through its committees, for the supervision of the management of the business and affairs of the Corporation. The Board seeks to ensure the viability and long-term financial strength of the Corporation and the creation of enduring shareholder value. In pursuing these objectives, the Board will have regard to the best interests of shareholders and the Corporation and to the needs of its other stakeholders, including the needs of the communities in which the Corporation conducts its business and the needs of its employees and suppliers.

To assist the Board in the implementation of its mandate, it delegates some of its responsibility to committees. The Board reviews and approves the structure, mandate and composition of its committees. It also receives and reviews periodic reports of the activities and findings of those committees.

The Board selects and appoints the Corporation’s President and CEO and, through him or her, other officers and senior management to whom the Board delegates certain of its power of management. The Board approves strategy, sets targets, performance standards and policies to guide them; monitors and advises management; sets their compensation and, if necessary, replaces them.

The Board reviews and approves, for release to shareholders, quarterly and annual reports on the performance of the Corporation, and certain other material public communications. The Board has implemented a Corporate Disclosure Policy, which it reviews annually, to ensure effective communication between the Corporation, its shareholders, prospective investors, the public and other stakeholders, including the dissemination of information on a regular and timely basis. The CEO has dedicated a portion of his time to communicate with shareholders and prospective investors. Through its officers, the Corporation responds to questions and provides information to individual shareholders, institutional investors, financial analysts and the media.

The Board ensures that mechanisms are in place to guide the organization in its activities. The Board reviews and approves a broad range of internal control and management systems, including expenditure approvals and financial controls. Management is required by the Board to comply with legal and regulatory requirements with respect to all of the Corporation’s activities.

Position Descriptions

The Board has adopted a written position description for the CEO of the Corporation. The primary role of the CEO is to develop and recommend to the Board a long-term strategy and vision for the Corporation that leads to the creation of shareholder value, to develop and recommend to the Board annual business plans and budgets that support the Corporation’s long term strategy, and to ensure that the day-to-day business affairs of the Corporation are appropriately managed, including evaluation of the Corporation’s operating performance and initiating appropriate action where required. In order to fulfill this role, the CEO is expected to ensure that the Corporation has an effective management team and to have an active plan for its development and succession, and to foster a corporate culture that promotes ethical practices, encourages individual integrity and fulfills social responsibility, including ensuring that the Corporation is in compliance with its Corporate Disclosure Policy and Environment, Health and Safety Policy and internal controls and procedures. Finally, the CEO is expected to ensure that the Corporation builds and maintains strong, positive relationships with its investors, employees and the corporate and public community.

The position description for the Chair of the Board is set out in the Corporation’s Corporate Governance Manual. The primary role of the Chair is to provide leadership to the Board, to ensure that the Board can function independently of management and fully discharges its duties. This involves acting as a liaison between the Board and management, working with management to schedule Board meetings and with committee chairs to coordinate scheduling committee meetings, ensuring the appropriate agendas for meetings, ensuring the proper flow of information to the Board, and reviewing the adequacy and timing of documented material in support of management’s proposals. The Chair of the Board also works with the Governance and Nominating Committee to ensure proper committee structure, including assignments of members and committee Chairs, as well as chairs all meetings of the Board, and when requested by the CEO, meetings of shareholders.

The Board has developed written position descriptions for the Chair of each committee. The primary responsibilities of the Chair of each committee are: to develop the agenda for each meeting of the committee; to preside over committee meetings; to oversee the committee’s compliance with its Charter; to work with management to develop the committee’s annual work plan; to together with management, identify, review and evaluate matters of concern to the committee; and to report regularly to the Board.

Succession Plan

On an annual basis, management provides the Board with its “Succession Plan” identifying potential candidates for the Corporation’s executive and other management roles. The Plan is presented in the form of a matrix sorted according to position, incumbent, incumbent age, potential successor and current title, whether internal, external or a consultant, the successor’s age, the successor’s current level of competency for the position, the period of time necessary for the successor to be ready to assume the role, and training needs. To the extent possible, the Corporation works to provide opportunities for career growth to its current employees within the Corporation, both for purposes of retention and motivation. The Plan provides all levels of decision-makers within the Corporation with a good understanding of its most crucial roles/positions, the expertise and training required for each to function adequately, and those potential candidates who show promise in the field so that current management knows where to focus any training efforts and promotional decisions. At this time, the Corporation is not aware of any upcoming vacancies and, as such, no specific succession plans for any particular positions are currently in place.

Orientation and Continuing Education

New directors are provided with a comprehensive information package on the Corporation and its management and are fully briefed by senior management on the corporate organization and key current issues. The information package includes contact information, the Corporation’s organizational chart, the Articles and By-Laws of the Corporation, the Corporation’s Corporate Governance Manual and certain key documents and plans such as the Corporation’s Equity Incentive Plan, Shareholder Rights Plan, Directors’ and Officers’ Insurance Policy and Indemnity Agreement. The Corporation’s Corporate Governance Manual describes the roles, responsibilities and mandates of the Board, its committees, its directors, the Chair of the Board, the Chairs of each committee and the CEO, and also includes, as appendices, the following key documents of the Corporation:

  Charter of the Audit Committee;
  Charter of the Governance and Nominating Committee;
  Charter of the Compensation Committee;
  Environment, Health and Safety Policy;
  Charter of the Environment, Health and Safety Committee;
  Corporate Disclosure Policy;
  Insider Trading Policy;
  Whistleblower Policy;
  Code of Business Conduct and Ethics;
  Excerpts from National Policy 51-201 “Disclosure Standards” Regarding Materiality;
  Procedure for Hiring Outside Counsel or Consultants;
  Share Ownership Requirements for Directors;
  Policy Regarding Loans to Directors and Officers;
  Diversity Policy;
  Policy for Hiring Members (or Former Members) of Independent Public Auditors; and
  Majority Voting Policy.

In addition, new directors are introduced to the Corporation’s website, which includes the Corporation’s most recent annual filings, Proxy Statements and Management Information Circulars, press releases, material change reports and other continuous disclosure documents, all of which provide the information necessary for a new director to become familiar with the nature and operation of the Corporation’s business. Management is also available to answer any questions from or to provide any additional orientation for new directors that may be required. Visits to key operations may also be arranged for new directors.

Although the Corporation does not generally provide formal training programs for its directors, the Board encourages directors to participate in continuing education programs. One director has successfully completed a director certification program offered by a major Canadian university. In addition, Board members are often provided with notices and other correspondence from counsel and other advisors, which report on developments affecting corporate and securities law matters and governance generally. Any material developments affecting the ability of directors to meet their obligations as directors are brought to the attention of the Governance and Nominating Committee (the “GN Committee”) by management, and appropriate actions are taken by the GN Committee to ensure that directors maintain the skill and knowledge necessary to meet their obligations.

Ethical Business Conduct

The Board has adopted a written Code of Business Conduct and Ethics (the “Code”) for directors, officers, and employees of the Corporation, which is contained in the Corporation’s Corporate Governance Manual. The Corporate Governance Manual is provided to each new director, and a copy of the Code is provided to each new employee. The Code is also published on the Corporation’s website at www.energyfuels.com. In addition, all the directors and officers of the Corporation are required to affirm their compliance with the Code in writing annually.

The Code sets out in detail the core values and the principles by which the Corporation is governed, and addresses topics such as: conflicts of interest, including transactions and agreements in respect of which a director or executive officer has a material interest; protection and proper use of corporate assets and opportunities; confidentiality of corporate information; fair dealing with the Corporation’s security holders, customers, suppliers, competitors and employees; compliance with laws, rules and regulations; and reporting of any illegal or unethical behaviour. Under the Code and applicable law, any director or officer who has a material interest in a transaction or agreement is required to disclose his or her interest and refrain from voting or participating in any decision relating to the transaction or agreement.

The Corporation’s management team is committed to fostering and maintaining a culture of high ethical standards and compliance that ensures a work environment that encourages employees to raise concerns to the attention of management and that promptly addresses any employee compliance concerns. Under the Code, all directors, officers, and employees must take all reasonable steps to prevent contraventions of the Code, to identify and raise issues before they lead to problems, and to seek additional guidance when necessary. If breaches of the Code occur, they must be reported promptly. The Corporation maintains appropriate records evidencing compliance with the Code. It is ultimately the Board’s responsibility for monitoring compliance with the Code. The Board will review the Code periodically and review management’s monitoring of compliance with the Code, and if necessary, consult with members of the Corporation’s senior management team and Audit Committee, as appropriate, to resolve any reported violations of the Code. Any waivers from the Code that are granted for the benefit of the Corporation’s directors or executive officers shall be granted by the Board. Violations of the Code by a director, officer or employee are grounds for disciplinary action, up to and including immediate termination and possible legal prosecution.

Where a material departure from the Code by a director or executive officer constitutes a material change, the Corporation will file a material change report disclosing the date of the departure, the parties involved in the departure, the reason why the Board has or has not sanctioned the departure, and any measures the Board has taken to address or remedy the departure. No “material change” reports have been filed and no waivers of the Code have been made since the beginning of the year ended December 31, 2018 that pertain to any conduct of a director or executive officer that constitutes a departure from the Code.

The Corporation also expects all agents, consultants and contractors to comply with the Code.

Governance and Nominating Committee

The Board has a Governance and Nominating Committee, which is composed entirely of independent directors, including its current Chair J. Birks Bovaird who is an independent director. The GN Committee has the general responsibility for developing and monitoring the Corporation’s approach to corporate governance issues and for identifying and recommending to the Board nominees for appointment or election as directors. The GN Committee has a charter which can be found on the Corporation’s website at www.energyfuels.com. The GN Committee’s responsibilities include the following: assessing the effectiveness of the Board as a whole, the Chair of the Board, the committees of the Board and the contribution of individual directors on a periodic basis; ensuring that, where necessary, appropriate structures and procedures are in place to ensure that the Board can function independently of management; periodically examining the size of the Board, with a view to determining the impact of the number of directors upon effectiveness; identifying individuals qualified to become new Board members and recommending to the Board all director nominees for election or appointment to the Board; assessing directors on an ongoing basis; and recommending to the Board the members to serve on the various committees. In addition, the GN Committee reviews the Corporation’s disclosure of its corporate governance practices in the Corporation’s Circular each year.

Nomination of Directors

During the year ended December 31, 2018, the GN Committee met five times and was responsible for proposing all candidates for Board nomination. In making its recommendations to the Board, the GN Committee considers what competencies and skills the Board as a whole should possess, the competencies and skills each existing director possesses, and the competencies and skills each new nominee will bring to the boardroom. The GN Committee also considers whether or not each new nominee can devote sufficient time and resources to his or her duties as a Board member.

Age and Term Limits

It is proposed that each of the persons elected as a Director at the Meeting will serve until the close of the next annual meeting of the Corporation or until his successor is elected or appointed. The Board has not adopted a term limit for directors. The Board believes that the imposition of director term limits on a board may discount the value of experience and continuity amongst board members and runs the risk of excluding experienced and potentially valuable board members. The Board relies on an annual director assessment procedure in evaluating Board members and believes that it can best strike the right balance between continuity and fresh perspectives without mandated term limits. While age and tenure of a director will not be determinative, they may be considered in conjunction with that director’s overall expertise, competencies and skills (as they relate to the needs of the board), contributions, independence, time and resources, and attendance, in addition to any other criteria deemed relevant by the GN Committee. Tenure considerations would generally be expected to weigh more heavily into the analysis if the average tenure of all directors on the board were to surpass 15 years or more. The Board has demonstrated the effectiveness of its approach, as five of the eight current directors, or 62.5% of the Board, have been appointed after 2014.

Board Diversity

On January 28, 2015, the Board adopted a written diversity policy that sets out the Corporation’s approach to diversity, including gender, on the Board and among the executive officers of the Corporation. The GN Committee and the Board aim to attract and maintain a Board and an executive team that have an appropriate mix of diversity, skill and expertise. All Board and executive officer appointments will be based on merit, and the skill and contribution that the candidate is expected to bring to the Board and the executive team, with due consideration given to the benefits of diversity.

Pursuant to the diversity policy, when considering the composition of, and individuals to nominate or hire to, the Board and the executive team, the GN Committee and the Board, as applicable, shall consider diversity from a number of aspects, including but not limited to gender, age, ethnicity and cultural diversity. In addition, when assessing and identifying potential new members to join the Board or the executive team, the GN Committee and the Board, as applicable, consider the current level of diversity on the Board and the executive team.

The GN Committee and the Board are responsible for developing measurable objectives to implement the diversity policy and to measure its effectiveness. The GN Committee annually considers whether to set targets based on diversity for the appointment of individuals to the Board or the executive team, recognizing that notwithstanding any targets set in any given year, the selection of diverse candidates will depend on the pool of available candidates with the necessary skills, knowledge and experience. At their January 2018 meetings, the GN Committee and the Board confirmed, as a priority, that the Corporation is committed to increasing Board gender diversity, and set measurable targets relating to obtaining and maintaining adequate gender diversity on the Board. In furtherance of this commitment, the Board specifically resolved to take proactive steps to attempt to identify a suitable woman candidate for appointment to fill an existing vacancy, or for election to the Board, as soon as reasonably possible, and set a measurable target of having a woman on the Board or putting a suitable women nominee to the shareholders for election as a director of the Corporation no later than at the Corporation’s Annual Meeting of Shareholders to be held in 2019.

The Corporation is very pleased that Barbara A. Filas was elected to the Board at the Corporation’s Annual and Special Meeting of Shareholders held in May 2018. Ms. Filas is currently the sole woman director or member of the executive team of the Corporation and holds a strong leadership position on the Board of Directors of the Corporation as the Chair of the Environment, Health and Safety Committee. The Environment, Health and Safety Committee is a critical committee for the Corporation, which is a uranium mining company regulated under comprehensive and complex rules and regulations at both the State and Federal levels. As stated in the Corporation’s Environment, Health and Safety Policy, Energy Fuels is committed to the operation of its facilities in a manner that puts the safety of its workers, contractors and community, the protection of the environment and the principles of sustainable development above all else. Whenever issues of safety conflict with other corporate objectives, safety shall be the first consideration. The Environment, Health and Safety Committee’s responsibilities include oversite of this critical Policy of the Corporation.

In January 2019, upon the recommendation of the GN Committee, the Board resolved to continue its dedication to Board diversity by setting a new measurable target of maintaining at least one woman on the Board at all times and also resolved to proactively attempt to identify suitable woman and minority candidates for future appointments to the Board and the Corporation’s executive team as appropriate.

Majority Voting Policy

On January 25, 2013, the Board adopted a majority voting policy. Pursuant to the majority voting policy, forms of proxy for meetings of the shareholders of the Corporation at which directors are to be elected provide the option of voting in favour, or withholding from voting, for each individual nominee to the Board. If, with respect to any particular nominee, the number of shares withheld from voting exceeds the number of shares voted in favour of the nominee, then the nominee will be considered to have not received the support of the shareholders, and such nominee is expected to submit his or her resignation to the Board, to take effect on acceptance by the Board. The GN Committee and the Compensation Committee will review any such resignation and make a recommendation to the Board regarding whether or not such resignation should be accepted. The Board will determine whether to accept the resignation within 90 days following the shareholders’ meeting. If the resignation is accepted, subject to any corporate law restrictions, the Board may (i) leave the resultant vacancy in the Board unfilled until the next annual meeting of shareholders of the Corporation, (ii) fill the vacancy by appointing a director whom the Board considers to merit the confidence of the shareholders, or (iii) call a special meeting of the shareholders of the Corporation to consider the election of a nominee recommended by the Board to fill the vacant position. The majority voting policy applies only in the case of an uncontested shareholders’ meeting.

Compensation Committee

The Corporation has a Compensation Committee, which is comprised entirely of independent directors within the meaning of Section 805(c) of the Corporation Guide. The Compensation Committee has been delegated the task of reviewing and recommending to the Board the Corporation’s compensation policies and reviewing such policies on a periodic basis to ensure they remain current, competitive and consistent with the Corporation’s overall goals. The Compensation Committee also has the authority and responsibility to review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance in light of those corporate goals and objectives, and making recommendations to the Board with respect to the CEO’s compensation level (including salary incentive compensation plans and equity-based plans) based on this evaluation, as well as making recommendations to the Board with respect to any employment, severance or change of control agreements for the CEO. The ultimate decision relating to the CEO’s compensation rests with the Board, taking into consideration the Compensation Committee’s recommendations, corporate and individual performance, and industry standards. The Compensation Committee has also been delegated the task of reviewing and approving for NEOs, other than the CEO, all compensation (including salary, incentive compensation plans and equity-based plans) and any employment, severance or change in control agreements, although the ultimate decision relating to any stock option or other equity grants rests with the Board. The experience of Board and committee members who are also involved as management of, or board members or advisors to, other companies also factor into decisions concerning compensation. The Compensation Committee has a charter which can be found on the Corporation’s website at www.energyfuels.com.

The Compensation Committee is also responsible for making recommendations to the Board with respect to the adequacy and form of compensation payable to and benefits of directors in their capacity as directors (including Board and committee retainers, meeting and committee fees, incentive compensation plans, and equity-based plans), so as to ensure that such compensation realistically reflects the responsibilities and risks involved in being an effective director. Additional responsibilities of the Compensation Committee include: (i) considering the implications of the risks associated with the Corporation’s compensation policies and practices and the steps that may be taken to mitigate any identified risks; (ii) reviewing executive compensation disclosure before the Corporation publicly discloses such information; and (iii) reviewing, and approving periodically management’s succession plans for executive management, including specific development plans and career planning for potential successors, and recommending them to the Board.

During the year ended December 31, 2018, the Compensation Committee met six times and was responsible for administering the executive compensation program of the Corporation. For further information regarding how the Board determines the compensation for the Corporation’s directors and officers please see “Executive Compensation” in this Circular.

Environment, Health and Safety Committee

The mining industry, by its very nature, can have an impact on the natural environment. As a result, environmental planning and compliance must play a very important part in the operations of any company engaged in these activities. The Corporation takes these issues very seriously and has established the Environment, Health and Safety Committee (“EHS Committee”), which it considers a key committee to the responsible management of the Corporation, to assist the Board in fulfilling its oversight responsibilities for environmental, health and safety matters. The mandate of the EHS Committee is to oversee the development and implementation of policies and best practices relating to environmental, health and safety issues in order to ensure compliance with applicable laws, regulations and policies in the jurisdictions in which the Corporation and its subsidiaries carry on business. Due to the complexity of uranium exploration, mining, recovery and milling, the Board determined that it was appropriate that a member of management sit on the EHS Committee to ensure that technical expertise is properly brought before the EHS Committee. The fact that all of the members of the EHS Committee are not independent is balanced by the fact that a majority of the members of the EHS Committee and the Chair of the EHS Committee are independent, and that the key recommendations of the EHS Committee are considered by the full Board. During 2018, the EHS Committee met three times.

Assessments

Annual Board Assessment

The GN Committee distributes, receives and reviews the results of written Board effectiveness assessments each year. The assessments question members of the Board as to their level of satisfaction with the functioning of the Board, its interaction with management, and the performance of the standing committees of the Board. The assessments also include peer reviews of all other directors and a self-assessment as to each director’s effectiveness and contribution as a Board member. After the assessments are reviewed, the GN Committee reports the results to the Board on an anonymous basis and makes any recommendations to the Board to improve the Corporation’s corporate governance practices. This process occurs prior to the consideration by the GN Committee of nominations for Board member elections at the Annual Meeting of Shareholders each year.

Annual Audit Committee Effectiveness Assessment

Per the terms of the Audit Committee Charter, the Audit Committee reviews, discusses and assesses on an annual basis its own performance, as well as its roles and responsibilities. To help accomplish this, each member of the Audit Committee is requested to evaluate the role and responsibilities of the Committee as set out in the Committee’s Charter, the effectiveness of the Committee as a whole, the effectiveness of the Chair of the Committee, the contribution of individual members, the polices and procedures observed by the Committee, and the quality of the relationship between the Committee and the Corporation’s external auditor for discussion during the January meeting of the Committee. Each year each member of the Audit Committee completes an Annual Audit Committee Effectiveness Assessment Questionnaire.

The resulting Assessment is presented in eight parts: (i) the roles and responsibilities of the Committee; (ii) Committee structure and process; (iii) Committee effectiveness; (iv) Committee oversight; (v) management and auditors; (vi) Committee culture; (vii) self-assessment; and (viii) effectiveness and contribution of individual members. After the completed Assessments are returned and reviewed, the Audit Committee reports the results to the Board on an anonymous basis and makes any recommendations to the Board to improve the Corporation’s corporate governance practices.

SHAREHOLDER
PROPOSALS

To be included in the proxy materials for our 2020 annual meeting of stockholders, proposals of stockholders must be received by us no later than December 20, 2019, which is 120 days prior to the first anniversary of the expected mailing date of this proxy statement. Proposals to be included in our proxy materials must comply with the requirements established by the SEC for such proposals, which are set forth in Rule 14a-8 under the Exchange Act.

OTHER MATTERS

We do not know of any business other than that described in this Circular that will be presented for consideration or action by the shareholders at the Meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting of Energy Fuels Inc.
To Be Held on Wednesday, May 29, 2019.

Dear Investor:

Please find attached your form of voting instruction form for the Annual Meeting of shareholders of Energy Fuels Inc. (the “Corporation”) to be held at the offices of the Corporation at 225 Union Blvd., Suite 600, Lakewood, Colorado 80228 USA on Wednesday, May 29, 2019 at 10:00 a.m. (Denver Time) (the “Meeting”). The following matters will be reviewed and voted upon at the meeting:

  Election of directors, as detailed on page 6 of the management information circular of the Corporation dated April 9, 2019 (the “Management Information Circular”)
  Appointment and remuneration of KPMG, LLP, an independent registered public accounting firm, as auditor for 2019, as detailed on page12 of the Management Information Circular

Pursuant to applicable United States and Canadian securities rules, companies are no longer required to distribute physical copies of certain annual meeting related materials such as management information circulars and annual financial statements to their investors. Instead, they may post electronic versions of such material on a website for investor review. This process, known as “notice-and-access,” directly benefits the Corporation through a substantial reduction in both postage and material costs and also helps the environment through a decrease in paper documents that are ultimately discarded.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. Electronic copies of investor materials related to the Meeting, including the Management Information Circular, may be found at, and downloaded from www.meetingdocuments.com/astca/EFR or from the Corporation’s web page on EDGAR at www.sec.gov or on SEDAR at www.sedar.com. Investors are reminded to review the Management Information Circular before voting at the Meeting.

You have a number of options to vote your proxy:

  By telephone call 1-888-489-5760;
  Fax your signed proxy to 1-866-781-3111 (toll-free) or 416-368-2502;
  Return your signed proxy by mail using the enclosed business reply envelope; or
  Scan and send your signed proxy to proxyvote@astfinancial.com

However you choose to vote, we must receive your vote by no later than 10:00 a.m. (Toronto Time) on May 27, 2019, or if the Meeting is adjourned, by 10:00 a.m. (Toronto Time) on the second business day preceding the day to which the Meeting is adjourned. We also strongly encourage you to first review the matters under discussion for the meeting as described in the Management Information Circular at www.meetingdocuments.com/astca/EFR.

Should you wish to receive paper copies of investor materials related to the Meeting free of charge, including the Form of Proxy and the Management Information Circular, the Corporation’s audited financial statements or its Annual Report on Form 10-K, or if you have any questions, please contact us at 1-888-433-6443 or fulfilment@astfinancial.com prior to May 17, 2019 and we will send them within three business days, giving you sufficient time to vote your proxy. Following the Meeting, the documents will remain available at the website listed above for a period of one year.

Appointment of Proxyholder

I/We, being holder(s) of Common Shares of Energy Fuels Inc. (the “Corporation”), hereby appoint: Mark S. Chalmers, President and Chief Executive Officer, or, failing him, David C. Frydenlund, Chief Financial Officer, OR

___________________________________________________________________________________________________________________
Print the name of the person you are appointing if this person is someone other than the individuals listed above as proxyholder of the undersigned, to attend, act and vote on behalf of the undersigned in accordance with the below direction (or if no directions have been given, as the proxyholder sees fit) on all the following matters and any other matter that may properly come before the Annual Meeting of Shareholders of the Corporation to be held at 10:00 a.m. (Denver Time) on Wednesday, May 29th, 2019, at the offices of the Corporation, 225 Union Blvd., Suite 600, Lakewood, Colorado, 80228, USA (the “Meeting”), and at any and all adjournments or postponements thereof in the same manner, to the same extent and with the same powers as if the undersigned were personally present, with full power of substitution. The shares represented by this proxy are specifically directed to be voted as indicated below.

Please use a dark black pencil or pen.

1. Election of Directors	FOR	WITHHOLD		FOR	WITHHOLD

1. J. Birks Bovaird	[ ]	[ ]	5. Bruce D. Hansen	[ ]	[ ]

2. Mark S. Chalmers	[ ]	[ ]	6. Dennis L. Higgs	[ ]	[ ]

3. Benjamin Eshleman III	[ ]	[ ]	7. Robert W. Kirkwood	[ ]	[ ]

4. Barbara A. Filas	[ ]	[ ]

2. Appointment of Auditors	FOR	WITHHOLD
Appointment of KPMG LLP, an independent registered public accounting firm, as auditor for 2019 as set out on page 12of the Management Information Circular of the Corporation dated April 9, 2019 (the “Management Information Circular”).	[ ]	[ ]

I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted FOR a matter by Management’s appointees or, if you appoint another proxyholder, as that other proxyholder sees fit. On any amendments or variations proposed or any new business properly submitted before the Meeting, I/We authorize you to vote as you see fit.

Print Name	Signature(s)	Date

Please sign exactly as your name(s) appear on this proxy. Please see reverse for instructions. All proxies must be received by 10:00 a.m. (Toronto Time) on Monday May 27, 2019.

Proxy Form – Annual Meeting of Shareholders of Energy Fuels Inc. to be held on
May 29, 2019 (the “Meeting”)

Notes to Proxy

1. This proxy must be signed by a holder or his or her attorney duly authorized in writing. If you are an individual, please sign exactly as your name appears on this proxy. If the holder is a corporation, a duly authorized officer or attorney of the corporation must sign this proxy, and if the corporation has a corporate seal, its corporate seal should be affixed.

2. If the securities are registered in the name of an executor, administrator or trustee, please sign exactly as your name appears on this proxy. If the securities are registered in the name of a deceased or other holder, the proxy must be signed by the legal representative with his or her name printed below his or her signature, and evidence of authority to sign on behalf of the deceased or other holder must be attached to this proxy.

3. You have the right to appoint a person other than as designated herein to represent you at the Meeting, by striking out the names of the persons designated above and inserting such other person’s name in the blank space provided and delivering the completed proxy to AST Trust Company (Canada) in the envelope provided.

4. This Proxy is solicited by management of the Corporation

5. If you appoint the management nominees, they will vote in accordance with your instructions or, if no instructions are provided, they will vote FOR the matters set out above. If you appoint someone other than one of the management nominees, they will also vote in accordance with your instructions or if no instructions are provided, they will vote in their discretion

6. This proxy confers discretionary authority on the person named to vote in his or her discretion with respect to any amendments or variations proposed to the matters set out in this proxy or to any new business properly submitted before the Meeting

7. Some holders may own securities as both a registered and a beneficial holder; in which case you may receive more than one Management Information Circular and will need to vote separately as a registered and beneficial holder. Beneficial holders may be forwarded either a form of proxy already signed by the intermediary or a voting instruction form to allow them to direct the voting of securities they beneficially own. Beneficial holders should follow instructions for voting conveyed to them by their intermediaries.

8. If a security is held by two or more individuals, any one of them present or represented by proxy at the Meeting may, in the absence of the other or others, vote at the Meeting. However, if one or more of them are present or represented by proxy, they must vote together the number of securities indicated on the proxy.

All holders should refer to the Management Information Circular for further information regarding completion and use of this proxy and other information pertaining to the Meeting.

This proxy is solicited by and on behalf of Management of the Corporation.

How to Vote

TELEPHONE

Use any touch-tone phone, call toll free in Canada and the United States

1-888-489-5760 and follow the voice instructions

To vote by telephone you will need your control number. If you vote by telephone, do not return this proxy.

MAIL, FAX or EMAIL

Complete and return your signed proxy in the envelope provided or send to:

AST Trust Company (Canada)
P.O. Box 721
Agincourt, ON M1S 0A1

You may alternatively fax your proxy to 416-368-2502 or toll free in Canada and the United States to 1-866-781-3111 or scan and email to proxyvote@astfinancial.com.

An undated proxy is deemed to be dated on the day it was received by AST Trust Company (Canada).

If you wish to receive investor documents electronically in the future, please visit https://ca.astfinancial.com/edelivery to enroll.

All proxies must be received by 10:00 a.m. (Toronto Time), on Monday, May 27, 2019, or if the Meeting is adjourned, by 10:00 a.m. (Toronto Time) on the second business day preceding the day to which the Meeting is adjourned.

ENERGY FUELS INC.

(the "Corporation")

ANNUAL REQUEST FOR FINANCIAL STATEMENTS

TO: REGISTERED AND BENEFICIAL SHAREHOLDERS

In accordance with National Instrument 51-102, shareholders (including beneficial owners) may elect annually to have their names added to the Supplemental Mailing List of the Corporation.  If you wish to receive the Form 10-K, annual financial statements and management's discussion and analysis ("MD&A") for the annual financial statements, the interim financial statements and MD&A for the interim financial statements of the Corporation, or both, you must complete this form and forward it, either with your proxy or separately, to our transfer agent:

AST Trust Company (Canada)

P.O. Box 700, Postal Station B

Montreal, QC  H3B 3K3

I hereby certify that I am a shareholder of the Corporation.  Please put my name on your Supplemental Mailing List for the Corporation and send me the documents as indicated below:

Form 10-K, Annual Financial Statements and Annual MD&A of the Corporation [   ]

Interim Financial Statements and Interim MD&A of the Corporation [   ]

Copies of these documents may also be found on SEDAR at www.sedar.com, on EDGAR at www.sec.gov, or on the Corporation's website at www.energyfuels.com.

DATED the _____ day of ______________, 2019.

(First Name and Surname)

(Number and Street) (Apartment/Suite)

(City) (Province)

(Postal Code)

(Signature of Shareholder)